                            STOCK PURCHASE AGREEMENT

                                     AMONG

                          ACME-CLEVELAND CORPORATION,

                            AC INTERMEDIATE COMPANY

                                      AND

                             DEVLIEG-BULLARD, INC.


                            DATED SEPTEMBER 7, 1995

                               TABLE OF CONTENTS



ARTICLE I  TERMS OF PURCHASE AND SALE                                                           1

1.01.       The Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
1.02.       Purchase and Sale of the Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . 1
1.03.       Purchase Price Determination  . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
1.04.       Payment of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
1.05.       Deliveries by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
1.06.       Deliveries by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

ARTICLE II  ADDITIONAL AGREEMENTS                                                               6

2.01.       Noncompetition Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
2.02.       Release of Seller's Claims against the
              Company and the Company Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . 6

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF SELLER                                           6

3.01.       Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
3.02.       Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
3.03.       Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
3.04.       Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
3.05.       Absence of Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . 8
3.06.       Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . 9
3.07.       Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
3.08.       Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
3.09.       Patents, Trademarks, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
3.10.       Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
3.11.       Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
3.12.       Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
3.13.       Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
3.14.       Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
3.15.       Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
3.16.       Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
3.17.       Corporate Power and Authority; Effect of
              Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
3.18.       Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
3.19.       Disclaimer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
3.20.       Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
3.21.       Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
3.22.       Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
3.23.       Suppliers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
3.24.       Customers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
3.25.       Certain Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
3.26.       Absence of Questionable Payments  . . . . . . . . . . . . . . . . . . . . . . . .  25
3.27.       Product and Service Warranties  . . . . . . . . . . . . . . . . . . . . . . . . .  25
3.28.       Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF BUYER                                            26

4.01.       Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26





                                       (i)

4.02.       Corporate Power and Authority; Effect of
              Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
4.03.       Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
4.04.       Availability of Funds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
4.05.       Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
4.06.       Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
4.07.       Purchase for Investment . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE V  COVENANTS OF SELLER                                                                 28

5.01.       Cooperation by Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
5.02.       Conduct of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
5.03.       Access  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
5.04.       No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
5.05.       Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE VI  COVENANTS OF BUYER                                                                 30

6.01.       Cooperation by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
6.02.       Books and Records; Personnel  . . . . . . . . . . . . . . . . . . . . . . . . . .  30
6.03.       Buyer's Knowledge of Business; Seller's
              Representations Modified by Buyer's
              Knowledge . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
6.04.       Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
6.05.       Performance Bonds, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
6.06.       Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

ARTICLE VII  ADDITIONAL COVENANTS                                                              34

7.01.       Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
7.02.       Cash Management; Intercompany Accounts  . . . . . . . . . . . . . . . . . . . . .  38
7.03.       Sharing of Environmental Costs  . . . . . . . . . . . . . . . . . . . . . . . . .  38

ARTICLE VIII  CONDITIONS TO BUYER'S OBLIGATIONS                                                39

8.01.       Representations, Warranties, and Covenants
              of Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
8.02.       No Prohibition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
8.03.       Third Party Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
8.04.       Governmental Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
8.05.       Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
8.06.       Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
8.07.       Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

ARTICLE IX  CONDITIONS TO SELLER'S OBLIGATIONS                                                 40

9.01.       Representations, Warranties, and Covenants
              of Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
9.02.       No Prohibition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
9.03.       Performance Bonds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
9.04.       Governmental Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
9.05.       Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
9.06.       Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
9.07.       Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41





                                      (ii)

ARTICLE X  EMPLOYMENT AND EMPLOYEE BENEFITS
                ARRANGEMENTS                                                                   41

10.01.      Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
10.02.      Pay Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
10.03.      Pension and Other Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
10.04.      Other Benefit Plans.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
10.05.      Long-Term Disability Plan.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
10.06.      Severance.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

ARTICLE XI  TERMINATION PRIOR TO CLOSING                                                       47

11.01.      Termination.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
11.02.      Effect on Obligations.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

ARTICLE XII  MISCELLANEOUS                                                                     48

12.01.      Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
12.02.      Indemnification.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
12.03.      Interpretive Provisions.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
12.04.      Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
12.05.      Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
12.06.      Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
12.07.      Modification and Waiver.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
12.08.      Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
12.09.      Notices.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
12.10.      Governing Law.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
12.11.      Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
12.12.      No Third Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . . .  58
12.13.      Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58





                                     (iii)

                                 DEFINED TERMS

                                                                                             Page
Account Balances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
ACIC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Acme-Cleveland Savings Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
Advice Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
Ancillary Document  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
Arbitrator  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Benefit Arrangements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Buyer's Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
Buyer's Deductible  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
Buyer's Pension Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
Buyer's Savings Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
CERCLA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Closing Report  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Company Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
Company Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
Confidentiality Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
Employee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
Encumbrances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
Environmental Breach  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
Environmental Cost  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
Environmental Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Form 5500s  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Indemnitee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
Indemnitor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
Interim Period  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
IRS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Liabilities Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
Noncompetition Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
Parent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Patent and Trademark Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Pension Plan Interest Rate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
Pension Plan Participants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
Pension Transfer Amount . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
Plan Actuary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
Price Waterhouse  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Salaried Pension Benefits Value . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44





                                      (iv)

Salaried Pension Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
Savings Plan Participants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
Schedule  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Seller's Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
Seller's Refunds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
Tax . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
Tax Matter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
Tax Return  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
Taxing Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19





                                      (v)

                            STOCK PURCHASE AGREEMENT


         This Agreement, made and entered into this 7th day of September, 1995, by and among ACME-CLEVELAND CORPORATION, an Ohio corporation ("Parent"), AC INTERMEDIATE COMPANY, an Ohio corporation and a wholly-owned subsidiary of Parent ("ACIC"; Parent and ACIC are hereinafter referred to, together, and, if the context requires, individually, as "Seller"), and DEVLIEG-BULLARD, INC., a Delaware corporation ("Buyer").


                              W I T N E S S E T H:

         WHEREAS, ACIC is the owner of all of the issued and outstanding capital stock (the "Stock") of The National Acme Company, an Ohio corporation (the "Company"); and

         WHEREAS, ACIC desires to sell to Buyer, and Buyer desires to buy from ACIC, all of the Stock;

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements, and upon the terms and subject to the conditions, hereinafter set forth, the parties do hereby agree as follows:


                                   ARTICLE I

                           TERMS OF PURCHASE AND SALE

         1.01. The Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at the Cleveland offices of Thompson, Hine and Flory, commencing at 9:00 a.m. no later than the fifth business day after termination or expiration of the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), or at such other time and/or place and/or on such other date as the parties may mutually agree (the "Closing Date"). The parties agree to use reasonable efforts to have the closing occur on or before September 29, 1995. The effective time of the transactions contemplated hereby shall be deemed to be the opening of business on the Closing Date.

         1.02. Purchase and Sale of the Stock. (a) On the Closing Date, Buyer shall purchase from ACIC, and ACIC shall sell to Buyer, the Stock.

         (b) At the Closing, Seller shall deliver to Buyer certificates representing the Stock, duly endorsed in blank for transfer or accompanied by duly executed stock powers assigning the Stock in blank. Buyer shall bear the cost of any documentary, stamp, sales, excise, transfer, or other taxes payable (other than income taxes payable by Seller) in respect of the sale of the Stock.

         1.03.  Purchase Price Determination.

         (a) Definitions. The following terms when used in this Agreement have the meanings set forth below:

                          (i) "GAAP" means generally accepted accounting principles of the United States applied in a manner consistent with those used in the preparation of the March 31, 1995 balance sheet of the Company and the Financial Statements (as defined in Section 3.04).

                          (ii) "Net Worth," means the excess, as of the Closing Date, of (A) the Company's assets determined in accordance with the Principles and Procedures, over (B) the Company's liabilities determined in accordance with the Principles and Procedures.

                          (iii) "Net Worth Adjustment" means the amount (which may be positive or negative) equal to $6,394,000 as set forth in
         Schedule 1.03(a)(iii), as "Shareholders Equity-Adj. w-S 3/31/95" minus the Net Worth as determined in accordance with Section 1.03(c).

                          (iv)  "Principles and Procedures" means the
         principles and procedures set forth in Disclosure Schedule
         1.03(a)(iv).

         (b) Purchase Price. The consideration for the Stock shall be an amount equal to $8,700,000 minus the Net Worth Adjustment and plus or minus any other adjustment for which provision is specifically made herein (the "Purchase Price"). Thus, a negative Net Worth Adjustment means an additional Purchase Price payment by Buyer; and a positive Net Worth Adjustment means a refund by Seller of a portion of the Purchase Price payment made at Closing.

         (c) Determination of Net Worth Adjustment. The amount of the Net Worth Adjustment shall be determined in the following manner:

                          (i) Closing Statements; Review. Promptly after the Closing Date, Seller will prepare a balance sheet (the "Closing Balance Sheet") of the Company as of the Closing Date in accordance with this Agreement and the Principles and Procedures which shall set forth the Net Worth and the Net Worth Adjustment. Ernst & Young, LLP ("Ernst & Young"), as independent certified public accountants for Seller, at Seller's expense, will examine and test the Closing Balance Sheet prepared by Seller in accordance with GAAP and the Principles and Procedures and will issue their report as to the results of such examination and testing (the "Closing Report"). Within forty-five (45) days after the Closing Date or as soon thereafter as reasonably practicable, Seller shall direct Ernst & Young to deliver drafts of the Closing Balance Sheet and Closing Report to Price Waterhouse, LLP ("Price Waterhouse"), as independent certified public accountants for Buyer, for review and analysis at least ten (10) business days prior to final issuance of the Closing Balance Sheet and Closing Report. Buyer and/or Price Waterhouse shall have the opportunity to be present at physical inventories (if any), and to review and evaluate all working papers, worksheets, and other documents utilized by Seller in the preparation of the Closing Balance Sheet and by Ernst & Young in the examination and testing of the Closing Balance Sheet.

                          (ii) Review by the Parties. Price Waterhouse and Ernst & Young will attempt to resolve any disputed items prior to the issuance of the Closing Balance Sheet and Closing Report. Failing such resolution, Buyer and Seller will exchange within thirty (30) days of issuance of the Closing Balance Sheet and Closing Report detailed written explanations of those items in the Closing Balance Sheet and Closing Report that remain in dispute. The amount of the Net Worth Adjustment not affected by the disputed items will be deemed to be as set forth in the Closing Balance Sheet and Closing Report. Within a further period of thirty (30) days from the end of the aforementioned review period, the parties will attempt to resolve in good faith any disputed items.

                          (iii) Arbitration. Failing informal resolution pursuant to subparagraph (ii) above, the unresolved disputed items will be referred for final binding resolution to the Cleveland, Ohio office of Deloitte & Touche LLP or to such other nationally-recognized firm of certified public accountants as the parties may hereinafter jointly select (the "Arbitrator"). If the Arbitrator determines that the resolution of a given disputed item requires an interpretation of law, then the Arbitrator may request a law firm of national standing chosen by it to render a legal opinion as to such matter. The amount of the Net Worth Adjustment affected by such unresolved disputed items (if any) will be as determined by the Arbitrator. The fees, costs, and expenses of the Arbitrator (A) shall be borne by Buyer in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by Buyer (as finally determined by the Arbitrator) bears to the aggregate dollar amount of such items so submitted and (B) shall be borne by Seller in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by Buyer (as finally determined by the Arbitrator) bears to the aggregate dollar amount of such items so submitted.

         (d) Arbitrator. The Arbitrator shall be requested, with respect to all matters referred to it, to render its decision within thirty (30) days of a reference or as soon as practicable thereafter. The Arbitrator shall send copies of its decision to each of Buyer and Seller.

         (e) Access to Employees. Buyer hereby acknowledges and agrees that access to employees of the Company and the Company Subsidiary (as defined in Section 3.03) and to representatives of Buyer may be required in order that Seller and its representatives may prepare the Closing Balance Sheet and Closing Report. Buyer shall make these persons available to Seller and its representatives and shall give Seller and its representatives all necessary access to the Books and Records (as defined in Section 6.02), without charge to Seller, as may reasonably be requested by Seller, in order to assist in the preparation of the Closing Balance Sheet and Closing Report.

         1.04. Payment of Purchase Price. Buyer will pay the Purchase Price as follows:

                          (a) Closing Payment. At the Closing, Buyer shall pay Seller an amount equal to $9,600,000 (as adjusted in accordance with Section 6.05 hereof), of which $8,700,000 (subject to such adjustment) represents the Purchase Price and $900,000 represents the consideration for its Noncompetition Agreement to which reference is made in Section 2.01 hereof.

                          (b) Net Worth Adjustment Payment. The amount of any Net Worth Adjustment shall bear interest at an annual rate equal to the six (6) month London Interbank Offered Rate (the "Interest Rate") as in effect from and including the Closing Date to, but not including, the date of payment. Any amount payable as a Net Worth Adjustment (plus interest determined pursuant to the immediately preceding sentence) shall be paid on the third business day following
         (i) the final issuance of the Closing Balance Sheet and the Closing Report in accordance with Section 1.03(c) hereof, if there shall have been no dispute between the parties with respect thereto, or such earlier date as Buyer shall advise Seller of the absence of any dispute, (ii) the date mutual agreement is reached as to the amount of the Net Worth Adjustment, if any, in the event of a dispute that is settled by the parties without resort to the Arbitrator, or (iii) the receipt of the report of the Arbitrator in the event of a dispute which is settled by the Arbitrator, as applicable.

                          (c) Form of Payments. All payments hereunder shall be made by delivery to the recipient by depositing, by bank wire transfer, the required amount (in immediately available funds) in an account of the recipient, which account shall be designated by the recipient at least three (3) business days prior to the date of the required payment.

         1.05. Deliveries by Seller. At the Closing, Seller shall deliver the following items to Buyer:

                          (a) Certificates representing the Stock, duly endorsed or accompanied by stock powers duly executed in blank and otherwise in form acceptable for transfer on the books of the Company;

                          (b) The stock books, stock ledgers, minute books, and corporate seal of the Company and the Company Subsidiary;

                          (c) Certificates from their respective states of incorporation and qualification, dated not more than fifteen (15) days in advance of the date of the Closing, as to the good standing and/or qualification to do business of the Company Subsidiary in each jurisdiction where they are so qualified;

                          (d)  The opinion of counsel to Seller referred to in
         Section 8.06;

                          (e) The certificates referred to in Sections 3.15(i) and 8.01;

                          (f)  The Noncompetition Agreement referred to in
         Section 2.01;

                          (g)  The release by Seller referred to in Section
         2.02;

                          (h) The resignation of each director and officer of the Company and the Company Subsidiary so designated by Buyer at least ten (10) business days prior to the Closing Date; and

                          (i) All other previously undelivered items required to be delivered by Seller to Buyer at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith unless waived in writing by Buyer.

         1.06. Deliveries by Buyer. At the Closing, Buyer shall deliver the following items to Seller:

                          (a)  The payment as required in Section 1.04(a);

                          (b)  The opinion of counsel to Buyer referred to in
         Section 9.06;

                          (c)  The certificate referred to in Section 9.01; and

                          (d) All other previously undelivered items required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith unless waived in writing by Seller.


                                   ARTICLE II

                             ADDITIONAL AGREEMENTS

         2.01. Noncompetition Agreement. In order to protect Buyer's investment in the Stock, Seller shall execute and deliver to Buyer at the Closing a noncompetition agreement, dated as of the Closing Date, in substantially the form of Exhibit 2.01 (the "Noncompetition Agreement").

         2.02. Release of Seller's Claims against the Company and the Company Subsidiary. At the Closing, Seller shall execute and deliver to Buyer a release of the Company and the Company Subsidiary in substantially the form of
Exhibit 2.02.


                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows:

         3.01. Capitalization. The authorized capital stock of the Company consists solely of 750 common shares, par value $1.00 per share, 100 of which are issued and outstanding; all of such 100 shares of the Company are owned of record and beneficially by ACIC. All of the shares comprising the Stock are validly issued, fully paid, and non-assessable, and none of the shares comprising the Stock were issued in violation of the preemptive rights of any present or former shareholder of the Company. There are outstanding no securities convertible into, exchangeable for, or carrying the right to acquire, equity securities of the Company, or subscriptions, warrants, options, rights, or other arrangements or commitments obligating the Company to issue or dispose of any of its equity securities or any ownership interest therein. The sale and delivery of the Stock to Buyer pursuant to Article I hereof will vest in Buyer legal and valid title to the Stock, free and clear of all liens, security interests, pledges, equities, proxies, claims, charges, rights of first refusal, restrictions, or other encumbrances ("Encumbrances") (other than Encumbrances created or suffered by Buyer).

         3.02. Organization. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio and has all requisite corporate power and authority to carry on its business as it is now being conducted. The Company is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions where the nature of the property owned or leased by it, or the nature of the business conducted by it, makes such qualification necessary and the absence of such qualification would have a material adverse effect on the business, assets, financial condition, or results of the Company and the Company Subsidiary, taken as a whole (a "Material Adverse Effect"). Within the past three (3) years, no other jurisdiction has made a written demand or request that the Company become so qualified.

         3.03. Subsidiary. Schedule 3.03 sets forth the name and jurisdiction of incorporation or organization of the sole subsidiary of the Company (collectively, the "Company Subsidiary"). The Company Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of incorporation or organization and has all requisite corporate power and authority to carry on its business as it is now being conducted. The Company Subsidiary is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions where the nature of the property owned or leased by it, or the nature of the business conducted by it, makes such qualification necessary and the absence of such qualification would have a Material Adverse Effect. Within the past three (3) years, no other jurisdiction has made a written demand or request that the Company Subsidiary become so qualified. All outstanding shares of capital stock of the Company Subsidiary are owned by the Company and are validly issued, fully paid, and non-assessable, are not subject to preemptive rights, and are owned free and clear of all Encumbrances. There are outstanding no securities convertible into, exchangeable for, or carrying the right to acquire, equity securities of any Company Subsidiary, or subscriptions, warrants, options, rights, or other arrangements or commitments obligating any Company Subsidiary to issue or dispose of any of its equity securities or any ownership interest therein.

         3.04.  Financial Statements.   The audited balance sheet of the
Company as of July 31, 1995 and the related audited statements of consolidated operations, consolidated shareholders' equity, and consolidated cash flows for the period ended July 31, 1995 (the "Interim Financial Statements") present fairly, in all material respects, the Company's financial position, results of operations, and cash flows as of such date and for such period ended July 31, 1995 in conformity with GAAP. The unaudited balance sheet of the Company as of March 31, 1995 and the related statements of consolidated operations, consolidated shareholders' equity, and consolidated cash flows for the period ended March 31, 1995 present fairly, in all material respects, the Company's financial position, results of operations, and cash flows as of such date and for such period ended March 31, 1995 in conformity with GAAP (except for the exclusion of footnotes). The audited balance sheets of the Company as of September 30, 1993 and September 30, 1994 and the audited related statements of consolidated operations, consolidated shareholders' equity, and consolidated cash flows for the fiscal years ended September 30, 1993 and September 30, 1994 (the "1993 and 1994 Financial Statements") present fairly, in all material respects, the Company's financial position, results of operations, and cash flows as of such dates and for such fiscal years in conformity with GAAP (the Interim Financial Statements and the 1993 and 1994 Financial Statements are sometimes hereinafter collectively referred to as the "Financial Statements").

         3.05. Absence of Undisclosed Liabilities. Seller knows of no liability or obligation (absolute, accrued, contingent, or otherwise) of either the Company or the Company Subsidiary, including any guaranty with respect to any obligation, except with respect to (a) such liabilities or obligations as are required by GAAP to be reflected or reserved against and are fully reflected or reserved against in the Interim Financial Statements; (b) such liabilities or obligations which have been incurred in the ordinary course of business since July 31, 1995; and (c) liabilities or obligations incurred in the ordinary course of business that are not required by GAAP to be reflected or reserved against in the Interim Financial Statements and which will not have Material Adverse Effect either individually or in the aggregate.

         3.06.  Absence of Certain Changes or Events.  Except as set forth in
Schedule 3.06 or permitted or contemplated by this Agreement, since July 31, 1995, neither the Company nor the Company Subsidiary has (a) suffered any damage, destruction, or casualty loss to its physical properties in excess of $50,000; (b) incurred any obligation or liability or entered into any other transaction not in the ordinary course of business or which individually or in the aggregate exceeds $100,000; (c) suffered any Material Adverse Effect; (d) increased the rate or terms of compensation payable or to become payable by the Company or any Company Subsidiary to their respective directors, officers, or key employees or increased the rate or terms of any bonus, pension, or other employee benefit plan covering any of their respective directors, officers, or key employees, except in each case increases occurring in the ordinary course of business in accordance with its customary practices (including normal periodic performance reviews and related compensation and benefit increases) or as required by any pre-existing Commitment (as defined in Section 3.10); (e) made any capital expenditures or commitments for capital expenditures not in the ordinary course of business or in excess of $100,000 in the aggregate; (f) paid, discharged, or satisfied any claims, liabilities, or obligations (absolute, accrued, contingent, or otherwise) which exceed $100,000 in the aggregate; (g) made any change in any method of accounting or accounting principle or practice (other than as set forth in Disclosure Schedule 1.03(a)(iv)); or (h) written up the value of any inventory other than normal adjustments in reserves in accordance with GAAP or determined as collectible any notes or accounts receivable that were previously considered to be uncollectible.

         3.07. Assets. The Company and the Company Subsidiary have good and indefeasible (and, in the case of Real Property, fee simple) title to all of their respective assets and properties which they purport to own (including those reflected on the balance sheet of the Interim Financial Statements, except for assets and properties sold, consumed, or otherwise disposed of in the ordinary course of business since July 31, 1995), free and clear of all Encumbrances, except (a) as set forth in Schedule 3.07, and (b) liens for taxes not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings. The assets and properties of the Company and the Company Subsidiary comprise all the properties and assets which are necessary for the conduct of the Company's and the Company Subsidiary's business as presently conducted and are in good operating condition (subject to ordinary wear and tear). Schedule 3.07 sets forth a list of all owned and leased equipment, machinery, installations, and other personal property of the Company and each Company Subsidiary which is material to the business of the Company or the Company Subsidiary (if any of the foregoing property is leased, Schedule 3.07 shall indicate the lessor of such property).

         3.08.  Real Property.

         (a) Schedule 3.08 contains a correct and complete list of all the real property (including a general description of the improvements thereon) owned by the Company or the Company Subsidiary or that the Company or the Company Subsidiary has agreed (or has an option) to purchase, sell, or lease, or may be obligated to purchase, sell, or lease to a third party in connection with its business and any title insurance or guarantee policies with respect thereto. Such real property is hereinafter referred to as the "Real Property," and the improvements and fixtures thereon are hereinafter referred to as the "Improvements."

         (b) Schedule 3.08 identifies all of the real property that the Company or the Company Subsidiary leases, has agreed to lease from a third party, or has an obligation to lease from a third party in connection with its business (including a general description of the improvements thereon). Such leased real property is hereinafter referred to as the "Leased Property," and the improvements and fixtures thereon are hereinafter referred to as the "Leased Improvements."

         (c) Except as set forth on Schedule 3.08, the Company or the Company Subsidiary is the sole legal and equitable owner of the Real Property, the Improvements, and all interests therein and possesses good and marketable, indefeasible fee simple title to the Real Property and the Improvements, good of record and in fact, free and clear of all conditions, exceptions, reservations, liens, restrictions, rights-of-way, easements, encumbrances, and other matters affecting title.

         (d) There are no adverse or other parties in possession of the Real Property, the Improvements, the Leased Property, the Leased Improvements, or any portion or portions thereof, and as of the Closing Date the Real Property, the Improvements, and the leasehold interests in the Leased Property and the Leased Improvements will be free and clear of any and all leases, licenses, occupants, or tenants except as set forth on Schedule 3.08. There are no pending or, to the knowledge of Seller, threatened condemnation, eminent domain, or similar proceedings, or litigation or other proceedings affecting the Real Property, the Improvements, the Leased Property, the Leased Improvements, or any portion or portions thereof which would have a Material Adverse Effect. There are no pending or, to the knowledge of Seller, threatened requests, applications, or proceedings to alter or restrict any zoning or other use restrictions applicable to the Real Property, the Improvements, the Leased Property, or the Leased Improvements that would interfere with the conduct of the business of the Company or the Company Subsidiary or the use of the assets consistent with past practice, which interference would have a Material Adverse Effect. Except as set forth on Schedule 3.08, to the knowledge of Seller, all water, sewer, gas, electric, telephone, drainage, and other utility equipment, facilities, and services required by law or necessary for the operation of the Improvements and the Leased Improvements as presently operated or contemplated to be operated by Seller are installed and connected pursuant to valid permits, and no notice has been received by Seller regarding the termination or material impairment of any such service. All easements necessary for normal operations on the Real Property and the Leased Property exist and are in full force and effect. The Real Property and the Leased Property have access, in accordance with past practice, to and from a public right of way or road dedicated for public use, and no notice has been received by Seller relating to the termination or impairment of such access (including applicable parking requirements).

         (e) Schedule 3.08 identifies all real property of the Company or the Company Subsidiary sold or otherwise disposed of since October 1, 1991.

         3.09. Patents, Trademarks, Etc. Schedule 3.09 sets forth a correct and complete list, as of the date hereof, of all United States and/or foreign patents, trademarks, service marks, royalty rights, trade secrets, confidential information, logos, trade names, copyrights and applications therefor, and regulations or licenses therein owned or used by the Company and the Company Subsidiary in, or relating to, the conduct of their respective businesses (the "Patent and Trademark Rights"); provided that all trade secrets, confidential information, and unregistered copyrights may be too numerous to list thereon and immaterial items may be deleted therefrom. Except as set forth in Schedule 3.09, (a) the Company or the Company Subsidiary owns or possesses adequate licenses or other valid rights to use all Patent and Trademark Rights; and (b) the conduct of the respective businesses of the Company and the Company Subsidiary as now being conducted, including the use of the Patent and Trademark Rights, does not conflict with any valid patents, trademarks, trade names, or copyrights of others in any way which has a Material Adverse Effect. Except as set forth in Schedule 3.09, the Patent and Trademark Rights are assignable to the Buyer and the consummation of the transactions contemplated hereby will not alter or impair any such rights. Except as set forth in
Schedule 3.09, no claims have been asserted by any person to the use of any of the Patent and Trademark Rights, or challenging or questioning the rights of the Company and the Company Subsidiary to such use, and, to the knowledge of Seller, there is no basis for any such claim.

         3.10. Commitments. Schedule 3.10 contains a complete list, as of the date hereof, of each contract or agreement, whether written or oral (including any and all amendments thereto), to which the Company or the Company Subsidiary is a party or by which the Company or the Company Subsidiary is bound (collectively, the "Commitments") and which either involve commitments in excess of $100,000, have a term of one year or more, or that are not in the ordinary course of business and are material. Schedule 3.10 also contains a complete list of all individual employment, consulting, and severance agreements to which either the Company or the Company Subsidiary is a party or by which either of them is bound. Except as set forth on Schedule 3.10, (i) to the knowledge of Seller, each of the Commitments is a valid and binding obligation of the Company or the Company Subsidiary, and, to the knowledge of Seller, each of the Commitments is enforceable in accordance with its terms with respect to the other party or parties thereto, except in each case as enforcement may be limited by bankruptcy, insolvency, reorganization, or similar laws or equitable principles relating to creditors' rights generally, and (ii) neither the Seller nor (to the knowledge of Seller) any other party thereto has terminated, canceled, modified, or waived any material term or condition of any Commitment. None of the Commitments contains any covenant or other restriction preventing or limiting the consummation of the transactions contemplated hereby. Neither the Company nor the Company Subsidiary has outstanding powers of attorney except routine powers of attorney relating to the representation of the Company or the Company Subsidiary before governmental agencies or given in connection with qualification to conduct business or customs matters. Except as set forth in either Schedule 3.09 or Schedule 3.10, neither the Company nor the Company Subsidiary is a party to any written or oral licensing agreement, either as a licensor or a licensee.

         3.11. Litigation. Except as set forth in Schedule 3.11, there is no action, suit, proceeding, or investigation in any court or before any governmental authority ("Litigation") pending or, to the knowledge of Seller, threatened against the Company or the Company Subsidiary. Also, there is no Litigation pending or, to the knowledge of Seller, threatened against the Company, the Company Subsidiary, or Seller that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement. Except as set forth in Schedule 3.11, neither the Company nor the Company

Subsidiary is subject to any outstanding orders, rulings, judgments, arbitration awards, or decrees.

         3.12. Compliance with Laws. Except as set forth in Schedule 3.12 and except for any and all Environmental Matters (as hereinafter defined), the Company and the Company Subsidiary are currently and have been in compliance with all applicable laws, rules, and regulations currently in effect, except where the failure to comply therewith does not have a Material Adverse Effect. The Company and the Company Subsidiary have all governmental permits, licenses, and authorizations necessary for the conduct of their respective businesses as presently conducted, except where the absence thereof does not have a Material Adverse Effect. All material governmental permits, licenses, and authorizations of the Company and the Company Subsidiary are listed in Schedule 3.12.

         3.13.  Environmental Matters.

         (a) Defined Terms. In addition to terms elsewhere defined in this Agreement, the following terms shall have the indicated meanings:

                          (i) "Business Facility" is the real property including the land, the improvements thereon, and the ground water and surface water thereof, that the Company or any Company Subsidiary has at any time owned, operated, occupied, controlled or leased.

                          (ii) "Disposal Site" is any facility or property that receives or received solid or hazardous waste or Hazard Materials for treatment, storage and/or disposal or the location or former location of a disposal agent, waste hauler or recycler of Hazardous Materials.

                          (iii) "Environmental Laws" are all laws, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Authority which prohibit, regulate, or control any Hazardous Material or any Hazardous Material Activity, including, without limitation the following: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980; the Resource Recovery and Conservation Act of 1976; the Federal Water Pollution Control Act; the Clean Air Act; the Hazardous Materials Transportation Act; the Clean Water Act; all comparable laws, rules, regulations, orders, treaties, statutes, and codes of other Governmental Authorities; all regulations promulgated pursuant to any of the foregoing; and all amendments and modifications of any of the foregoing now in effect.

                          (iv) "Environmental Permit" is any approval, permit, license, clearance, or consent required to be obtained from any private person or any Governmental Authority with respect to a Hazardous Material Activity which is or was conducted by the Company or any Company Subsidiary.

                          (v) "Governmental Authority" is any local, state, provincial, federal, or international governmental authority (including, without limitation, courts) or agency which has had or now has jurisdiction over any portion of the subject of this Agreement or any Business Facility of the Company or the Company Subsidiary.

                          (vi) "Hazardous Material" is any material or substance that is prohibited or regulated by any Environmental Law or that has been designated by any Governmental Authority to be radioactive, toxic, hazardous, or otherwise a danger to health, reproduction, or the environment.

                          (vii)  "Hazardous Material Activity" is the
            transportation, transfer, recycling, storage, use, disposal, arrangement for disposal, treatment, manufacture, investigation, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product containing a Hazardous Material.

            (b) Environmental Representations. Seller represents, warrants, and agrees as follows:

                          (i) To the knowledge of Seller, except as set forth on Schedule 3.13, there is no ambient air, surface water, groundwater, or land contamination from Hazardous Materials within, under, originating from, or relating to any Business Facility and none of such properties has been used for Hazardous Material Activity in violation of applicable Environmental Laws where such activity could have a Material Adverse Effect.

                          (ii) To the knowledge of Seller, except as set forth on Schedule 3.13, each of the Company and the Company Subsidiary possesses and is in compliance in all material respects with all Environmental Permits relating to the Environmental Laws necessary to conduct its business or required by Environmental Laws.
            Schedule 3.12 accurately describes all of the Environmental Permits currently held by the Company or any Company Subsidiary and relating to the Business.

                          (iii) Except as disclosed in Schedule 3.13, no claims have been made against the Company, the Company Subsidiary, or, to the knowledge of Seller, their predecessors in interest during the past five (5) years (except claims which have been resolved without material fines or penalties) and no presently outstanding citations or notices have been issued against the Company or the Company Subsidiary under the Environmental Laws, where such could have a Material Adverse Effect. Neither the Company nor the Company Subsidiary has been or is currently subject to any civil, criminal, or administrative action, suit, claim, hearing, notice of violation, investigation, inquiry, or proceeding for failure to comply with, or received notice of any violation or potential liability under the Environmental Laws with respect to any Business Facility, Disposal Site, or otherwise, where such could have a Material Adverse Effect, nor, to the knowledge of Seller, are there any facts, whether or not confirmed or reported, which would give rise to any such potential liability.

                          (iv) To the knowledge of Seller, except as set forth on Schedule 3.13, there are no underground storage tanks at any real property, site, or facility (as defined in CERCLA) of the Company or the Company Subsidiary which contains or did contain Hazardous Materials. The Company further warrants and represents that any prior use and operation of underground storage tanks has been in compliance with all Environmental Laws, except where such could not have a Material Adverse Effect.

                          (v) The Company has delivered to Buyer true, complete, and correct copies of results of any non-privileged reports, studies, audits, assessments, analyses, tests, or monitoring in the possession of or initiated by Seller, the Company or the Company Subsidiary within the past five (5) years pertaining to the existence of Hazardous Materials and any other environmental concerns relating to any Business Facility, or concerning compliance with or liability under the Environmental Laws. In addition, Seller knows of no facts in any privileged reports, studies, audits, assessments, analyses, tests, or monitoring relating to the Company or the Company Subsidiary that is inconsistent, in any material respect, with the facts described in the materials to which reference is made in the preceding sentence.

                          (vi) Neither the Company nor the Company Subsidiary has expressly assumed the liability of any other person or entity pursuant to any of the Environmental Laws.

                          (vii)  Buyer and Seller agree that the only
            representations and warranties of Seller in this Agreement as to any Environmental Matters are those contained in this Section 3.13. As used herein, the term "Environmental Matters" means any matter arising out of or relating to Hazardous Material Activity.

            3.14. Employee Benefit Plans. (a) Schedule 3.14 lists all Company Benefit Plans and Benefit Arrangements (as defined in Sections 10.01(c) and (d), respectively). True and complete copies thereof, where in writing, have previously been delivered or made available to Buyer.

            (b) With respect to each of the Company Benefit Plans intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), except as set forth on Schedule 3.14, (i) a favorable determination letter has been issued by the Internal Revenue Service (the "IRS") and (ii) nothing has occurred to cause the IRS to revoke such determination and the IRS has not indicated its intention to revoke such determination.

            (c) With respect to each of the Company Benefit Plans and Benefit Arrangements, true and complete copies of (i) all plan documents (including all amendments and modifications thereof), and related agreements including, without limitation, the trust agreement and amendments thereto, insurance contracts, and investment management agreements; (ii) the most recent annual actuarial valuation reports; (iii) the last three filed Form 5500 series and Schedules A, B, P, and/or SSA, as applicable, and Forms PBGC-1, if any (collectively, the "Form 5500s"); (iv) summary plan descriptions; (v) summary of material modifications, if any; (vi) the most recent auditor's report; (vii) copies of any private letter rulings, requests and applications for determination and determination letters issued with respect to the Company Benefit Plans within the past five years; and (viii) the most recent annual and periodic accounting of related Plan assets have been delivered to Buyer.

            (d) Except as set forth in Schedule 3.14, the Company Benefit Plans and the Benefit Arrangements have been maintained in accordance with their terms and the provisions of applicable law, including, without limitation, COBRA (defined herein to mean the requirements of Code Section 4980B, Proposed Treasury Regulation

Section 1.162-26 and Part 6 of Subtitle B of Title I of ERISA), except where the failure to do so does not have a Material Adverse Effect, and all required filings that are due prior to the date hereof including, without limitation, the applicable Form 5500s, for all Company Benefit Plans and Benefit Arrangements have been timely filed.

            (e) Except as set forth in Schedule 3.14, neither the Company nor the Company Subsidiary has ever participated in or withdrawn from a multiemployer plan as defined in Section 4001(a)(3) of Title IV of ERISA, and neither the Company nor the Company Subsidiary has incurred or owes any liability as a result of any partial or complete withdrawal by any employer from such a multiemployer plan as described under Sections 4201, 4203, or 4205 of ERISA;

            (f) No accumulated funding deficiency, as defined by Section 301(a)(2) of ERISA, exists (whether or not waived) with respect to any of the Company Benefit Plans and Benefit Arrangements, and neither the Company nor the Company Subsidiary is delinquent with respect to any contribution which is required to be made to any of the Company Benefit Plans and Benefit Arrangements;

            (g) No prohibited transactions (within the meaning of Section 406 of ERISA or Section 4975 of the Code) for which no exemption exists under
Section 408 of ERISA or Section 4975 of the Code have occurred with respect to any of the Company Benefit Plans and Benefit Arrangements;

            (h) Neither the Company nor the Company Subsidiary has engaged in any transaction in connection with which the Company or the Company Subsidiary could be subject to a criminal or civil penalty under ERISA which could have a Material Adverse Effect;

            (i) No condition exists which would constitute grounds of involuntary termination for any of the Company Benefit Plans and Benefit Arrangements maintained by the Company or the Company Subsidiary under Section 4042 of ERISA, and there have been no reportable events as defined in Section 4043(b) of ERISA (other than events for which the thirty-day notice period has been waived by the Pension Benefit Guaranty Corporation (the "PBGC")) with respect to any of the Company Benefit Plans and Benefit Arrangements;

            (j) No proceeding or other action has been initiated by the PBGC to terminate any of the Company Benefit Plans and Benefit Arrangements, and no notice has been received of any intention to commence or seek commencement of any such proceeding or action;

            (k) None of the Company Benefit Plans and Benefit Arrangements, nor any trust which serves as a funding medium for any of such Company Benefit Plans and Benefit Arrangements, nor any issue relating thereto, is currently under examination by or pending before the IRS, the Department of Labor, the PBGC, or any court, other than any applications for determinations pending before the IRS;

            (l) No claims are currently pending against any of the Company Benefit Plans and Benefit Arrangements (except those submitted in the ordinary course of administration of such Plan);

            (m) At March 31, 1995, the present value (based on the actuarial assumptions and methods set forth in Schedule 3.14) of the liability for post employment obligations (other than pensions) for active eligible employees or current retirees of the Company or the Company Subsidiary did not exceed $19,316,000.

            (n) With respect to each Company Benefit Plan which is intended to satisfy the requirements of Section 401(k) of the Code, all excess contributions, if any (together with any income allocable thereto), have been distributed (or, if forfeitable, forfeited) before the close of the first two and one half (2-1/2) months of the following plan year; and there is no liability for excise tax under Section 4979 of the Code with respect to such excess contributions, if any, for any such plan; and

            (o) the unfunded liability of all Company Benefit Plans which are "employee pension benefit plans" as defined in Section 3(2) of ERISA (other than the Salaried Pension Plan, as defined in Section 10.03(b)(1) hereof) on an ongoing basis, based on reasonable actuarial assumptions and methods, is as listed below:

                          (i) Pension Plan for Hourly-Rated Employees of The National Acme Company: $4,867,200 as of January 1, 1995 actuarial valuation;

                          (ii) Pension Plan for Hourly-Rated Employees of The National Acme Company, Plant Security and Certain Other Employees:
            $126,000 as of January 1, 1995 actuarial valuation; and

                          (iii) Retirement Plan for Hourly Employees of The National Acme Company, Distribution Center, Fremont, Ohio: $1,000 as of October 1, 1994 actuarial valuation.

            (p) Except as set forth in Schedule 3.14, the consummation of the transactions contemplated by this Agreement will not (i) result in the payment or series of payments by the Company or the Company Subsidiary to any Employee (as defined in Section 10.01(b)) or other person of an "excess parachute payment" within the meaning of Section 280G of the Code, (ii) entitle any Employee to severance pay or other compensation or benefit entitlements by reason of any Employee's deemed termination of employment as a result of the transaction contemplated hereby, or (iii) accelerate the time of payment for vesting of any stock option, stock appreciation right, deferred compensation, or other employee benefits under any of the Company Benefit Plans or Benefit Arrangements (including vacation and sick pay) that would constitute an obligation of the Company or the Company Subsidiary.

            (q)  Except as set forth in Schedule 3.10, Schedule 3.14, or
Schedule 3.21, to the knowledge of Seller, there are no obligations of the Company, the Company Subsidiary, Seller, or its affiliates under any agreement with any Employee that relates to employment or compensation or benefits that will be binding on the Company or the Company Subsidiary after the Closing Date.

            (r)  Except for the obligations set forth in Schedule 3.10,
Schedule 3.14, or Schedule 3.21, to the knowledge of Seller, neither the Company nor the Company Subsidiary has any obligation to continue to employ any Employee on or after the Closing Date at substantially the same salary or wages (including bonus, commission, and sales incentive programs) and/or on substantially the same terms and conditions as in effect immediately prior to the Closing Date, nor is the Company or the Company Subsidiary obligated to continue any Company Benefit Plan or Benefit Arrangement under substantially the same terms and conditions in effect immediately prior to the Closing Date.

            3.15. Taxes. (a) Except as set forth in Schedule 3.15, the Company, the Company Subsidiary, and Seller with respect to the Tax Returns (as defined in Section 3.15(c)) in which the Company and the Company Subsidiary are included, have timely filed with the appropriate federal, state, local, and foreign governmental entity or other authority (individually or collectively, "Taxing Authority") all Tax Returns required to be filed and have timely paid in full all Taxes (as defined in Section 3.15(b)), if any, shown to be due on such Tax Returns, and such Tax Returns are correct and complete in all material respects. No other Taxes for the periods (or portions thereof) ending prior to or on July 31, 1995 are required to be paid that have not been accrued on the Interim Financial Statements. There are no liens for Taxes upon the Company, the Company Subsidiary, or their assets, except liens for current Taxes not yet due. Except as set forth on Schedule 3.15, Seller, the Company, and the Company Subsidiary have not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Taxes.

            (b) As used in this Agreement, "Tax" means any of the Taxes and "Taxes" means, with respect to Seller, the Company, and the Company Subsidiary,
(i) all income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings, or profits) and all gross receipts, estimated, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, or windfall profit taxes, environment, alternative, or add-on minimum taxes, custom duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority on Seller, the Company, or the Company Subsidiary and (ii) any liability for the payment of any amount of the Tax described in the immediately preceding clause (i) as a result of being a "transferee" (within the meaning of Section 6901 of the Internal Revenue Code of 1986 (as amended) ("Code") or any other applicable law) of another person or successor, by contract, or otherwise, or a member of an affiliated, consolidated, or combined group.

            (c) As used in this Agreement, "Tax Return" is defined as any return, report, information return, or other document (including any related or supporting information) filed or required to be filed with any Taxing Authority or other authority in connection with the determination, assessment, or collection of any Tax paid or payable by Seller, the Company, or the Company Subsidiary or the administration of any laws, regulations, or administrative requirements relating to any such Tax.

            (d) Schedule 3.15 lists each jurisdiction in which the Company and the Company Subsidiary file Tax Returns for each period or portion thereof ending on or before the Closing Date, and any action, suit, proceeding, investigation, audit or claim now pending against the Company and the Company Subsidiary in respect of any Tax, and any matter under discussion with any Taxing Authority relating to any Tax, or any claim for additional Tax asserted by any such authority against the Company and the Company Subsidiary. Except as provided on Schedule 3.15, no claim is outstanding against the Company or the Company Subsidiary by any Taxing Authority in a jurisdiction where the Company or the Company Subsidiary do not file Tax Returns that they are or may be subject to taxation by that jurisdiction.

            (e) The Company and the Company Subsidiary have not now and have never been a party to any agreement, contract, arrangement, or plan that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

            (f) Except as set forth in Schedule 3.15, neither Seller, the Company, the Company Subsidiary, nor any member of the affiliated group that includes Seller (1) has filed a consent pursuant to Section 341(f) of the Code nor agreed to have Section 341(f)(2) apply to any disposition of a subsection
(f) asset (as such term is defined in Section 34(f) of the Code) owned by the Company or the Company Subsidiary, (2) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect the liability of the Company or the Company Subsidiary for Taxes, (3) has made an election, or is required, to treat any asset of the Company or the Company Subsidiary as owned by another person pursuant to the provisions of former Section 168(f)(8) of the Code, or
(4) has made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local tax provision.

            (g) Any and all consolidated federal income tax (or similar) agreements executed between the Company and the Company Subsidiary on the one hand, and Seller or any other member of Seller's consolidated group on the other hand, that relate to any payments or liability therefor by or to the Company or the Company Subsidiary with respect to their federal income and other Taxes and that are continuing in effect will terminate as of the Closing Date, and the Company and the Company Subsidiary shall have no liability to, or make any payments to Seller or any member of the consolidated group that includes the Company and the Company Subsidiary with respect to such agreements for any tax period.

            (h) Except as set forth on Schedule 3.15, neither the Company nor the Company Subsidiary nor any corporation to which the Company or the Company Subsidiary is a successor, directly or indirectly, by merger or otherwise (i) has been a member of an affiliated group of corporations (as defined in Section 1504(a) of the Code) other than the group in which Seller is the common parent or (ii) has filed or been included in a combined, consolidated, or unitary income tax return other than with Seller or a member of Seller's affiliated group.

            (i) Seller is not a "foreign person" within the meaning of Section 1445(b)(2) of the Code, and Seller will furnish Buyer at the Closing with a certificate to that effect in form reasonably satisfactory to Buyer.

            (j) There are no material outstanding balances of deferred gain or loss accounts (as such term is defined in Treas. Reg. Section 1.1502-13 as in effect before July 12, 1995) or of intercompany items (as such term is defined in Treas. Reg. Section 1.1502-13 as in effect after July 11, 1995) between any member of Seller's affiliated group and the Company or the Company Subsidiary.

            (k) There exists no excess loss account (as such term is defined in Treas. Reg. Section 1.1502-19) with respect to the stock of the Company or the Company Subsidiary.

            3.16. Consents. Except as set forth in Schedule 3.16 and the expiration of the required waiting period under the HSR Act, no consent, approval, or authorization of, or exemption by, or filing with, any governmental authority is required to be obtained or made by Seller in connection with the execution, delivery, and performance by Seller of this Agreement or the taking by Seller of any other action contemplated hereby.

            3.17. Corporate Power and Authority; Effect of Agreement. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio and has all requisite corporate power and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally, and (ii) is subject to general principles of equity. The execution, delivery, and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (x) violate any provision of law, rule, or regulation to which Seller, the Company, or the Company Subsidiary is subject (other than the HSR Act), (y) violate any order, judgment, or decree applicable to Seller, the Company, or the Company Subsidiary, or (z) violate any provision of the Charter or the By-Laws or Regulations of Seller, the Company, or the Company Subsidiary; except, in each case, for violations that in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby. To the knowledge of Seller, the execution, delivery, and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, result in a breach of, or constitute a default under (or with notice or lapse of time, result in a breach of or constitute a default under) or otherwise give any person the right to terminate any contract to which the Company or the Company Subsidiary is a party.

            3.18. Brokers. Other than Schroder Wertheim & Co. Incorporated, whose fee will be paid by Seller, Seller does not know of any broker, finder, or investment banking firm that is acting or has acted in connection with the transactions contemplated by this Agreement, and it knows of no other corporation, firm, or person entitled to receive any brokerage commission, finder's fee, or other similar compensation in connection with these transactions.

            3.19. Disclaimer. EXCEPT AS SET FORTH IN THIS ARTICLE III, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED (INCLUDING THOSE REFERRED TO IN SECTION 1302.25 OF THE OHIO UNIFORM COMMERCIAL CODE OR IN ANY STATUTE APPLICABLE TO REAL PROPERTY), AND THE ASSETS AND BUSINESS OF THE COMPANY AND THE COMPANY SUBSIDIARY BEING TRANSFERRED TO BUYER UPON THE ACQUISITION BY BUYER OF THE STOCK AT THE CLOSING ARE TO BE CONVEYED HEREUNDER "AS IS WHERE IS" ON THE CLOSING DATE, AND IN THEIR THEN PRESENT CONDITION, AND BUYER SHALL RELY UPON ITS OWN EXAMINATION THEREOF. IN ANY EVENT, SELLER MAKES NO WARRANTY OF MERCHANTABILITY, SUITABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY, WITH RESPECT TO ANY OF THE TANGIBLE ASSETS BEING SO TRANSFERRED, OR AS TO THE CONDITION OR WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT.

            3.20. Insurance. All insurance policies and fidelity bonds currently in effect relating to the assets of the Company and the Company Subsidiary, including summary descriptions and the termination dates thereof, are set forth in Schedule 3.20. Of the policies set forth on Schedule 3.20, only the two workers' compensation policies covering the two years from October 1, 1993 to September 30, 1995 for states other than California and Ohio provide for retrospective premiums. The textual portion of Schedule 3.20 indicates the estimated magnitude of the Company's exposure for such retrospective premiums. Neither Company nor the Company Subsidiary has been refused any insurance with respect to its business or any of its assets, nor has coverage been limited or quoted at other than standard rates by any insurance carrier to which it has applied for insurance or with which it has carried insurance, during the last two (2) years. Seller has not identified any specific risks other than Ohio Workers' Compensation which the Company or the Company Subsidiary designates as being self-insured, and neither the Company nor the Company Subsidiary has set aside any reserves to cover specific risks, except as set forth in the Financial Statements.

            3.21. Labor Matters. Schedule 3.21 sets forth all current collective bargaining agreements having provisions in effect between the Company or the Company Subsidiary and any labor unions or organizations representing any of their respective employees. Except as set forth in
Schedule 3.21, within the last five (5) years neither the Company nor the Company Subsidiary has experienced any labor disputes or any work stoppage or slowdowns due to labor disagreements. Except as set forth in Schedule 3.21,
(i) there is no unfair labor practice charge or complaint against the Company or the Company Subsidiary, and, to the knowledge of Seller, none are threatened before the National Labor Relations Board or any foreign authority; (ii) there is no labor strike, dispute, request for representation, slowdown, or stoppage actually pending or affecting or, to the knowledge of Seller, threatened against the Company or the Company Subsidiary; (iii) to the knowledge of Seller, no question concerning representation has been raised or threatened respecting the employees of the Company or the Company Subsidiary; and (iv) no grievance that might have a Material Adverse Effect, nor any arbitration proceeding arising out of or under any collective bargaining agreement, is pending and, to the knowledge of Seller, no claims therefor exist.

            3.22. Employees. Schedule 3.22 sets forth a complete and accurate list of all sales persons of the Company and the Company Subsidiary and all other employees of the Company and the Company Subsidiary whose annual cash compensation exceeds $50,000 showing for each: name, current job title or description, 1994 W-2 wages paid, current salary level (including any bonus or deferred compensation arrangements), and any bonus, commission, or other remuneration paid during fiscal year 1994.

            3.23. Suppliers. Schedule 3.23 sets forth a complete and accurate list of (i) the twenty (20) largest suppliers (by dollar volume) of products and services to the Company and the Company Subsidiary during the fiscal year ended September 30, 1994 and the ten (10) month period ended July 31, 1995, indicating the existing contractual arrangements with each such firm (a "Major Supplier"), and (ii) the names of any sole-source suppliers (a "Sole-Source Supplier") of significant materials or services to the Company and the Company Subsidiary with respect to which practical alternative sources of supply are not available on comparable terms and conditions, indicating the contractual arrangements for continued supply from each such firm. Since September 30, 1994, no Major Supplier or

Sole-Source Supplier has declined to continue to act as such, and no present Major Supplier or Sole-Source Supplier has indicated any present or future intention to cease to do so or to materially change the terms of such arrangements.

            3.24. Customers. Schedule 3.24 sets forth a complete list of the twenty (20) largest customers (by dollar volume) of the Company and the Company Subsidiary during the fiscal year ended September 30, 1994 and the ten (10) month period ended July 31, 1995, indicating the existing contractual arrangements, if any, with each such customer. Except as set forth in Schedule 3.24, there are no material outstanding disputes with any customer listed thereon, and, since September 30, 1994, no customer listed thereon has refused to continue to do business with the Company or the Company Subsidiary or has stated its intention not to continue to do business with the Company or the Company Subsidiary.

            3.25. Certain Transactions. Except as set forth in Schedule 3.25, none of the directors or officers of the Company or the Company Subsidiary is currently a party to any transaction with the Company or the Company Subsidiary (other than for services as employees, officers, and directors), including without limitation any contact, agreement, or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from, any such person, or to or from any corporation, partnership, trust, or other entity in which such person owns in excess of five percent (5%) of the outstanding equity interest. As of the Closing Date, neither the Company nor the Company Subsidiary will be a party to any contract, agreement, or other arrangement with Seller or any affiliate of Seller concerning management or consulting services.

            3.26. Absence of Questionable Payments. To the knowledge of Seller, neither the Company, nor the Company Subsidiary, nor any director, officer, agent, employee, or other person acting on behalf of the Company or the Company Subsidiary has (i) used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of
Section 30A of the Securities Exchange Act of 1934, as amended, or any other applicable foreign, federal, or state law, or (ii) accepted or received any unlawful contributions, payments, expenditures, or gifts.

            3.27. Product and Service Warranties. Schedule 3.27 contains copies of the standard product and service warranties currently used by the Company and the Company Subsidiary. The Company's and the Company Subsidiary's practices and policies with respect to the provision of warranties and the handling of warranty claims has remained unchanged for at least three (3) years, and Seller believes that the future warranty claims experience of the Company and the Company Subsidiary with respect to products sold and services provided by them prior to the Closing Date should be substantially similar to the claims experience during the past three (3) years.

            3.28. Disclosure. No representation or warranty by Seller to Buyer contained in this Agreement, and no statement contained in any schedule or certificate furnished to Buyer pursuant to the provisions hereof, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make such statements herein or therein not misleading.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER

            Buyer hereby represents and warrants to Seller as follows:

            4.01. Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to carry on its business as it is now being conducted, and to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby.

            4.02. Corporate Power and Authority; Effect of Agreement. The execution, delivery, and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally, and
(ii) is subject to general principles of equity. The execution, delivery, and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law, rule, or regulation to which Buyer is subject, (ii) violate any order, judgment, or decree applicable to Buyer or (iii) violate any provision of the Certificate of

Incorporation or the By-laws of Buyer; except, in each case, for violations which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.

            4.03. Consents. Except for the expiration of the waiting period under the HSR Act, no consent, approval, or authorization of, or exemption by, or filing with, any governmental authority is required to be obtained or made by Buyer in connection with the execution, delivery, and performance by Buyer of this Agreement, or the taking by Buyer of any other action contemplated hereby.

            4.04. Availability of Funds. Buyer will have available on the Closing Date sufficient funds to enable it to consummate the transactions contemplated by this Agreement.

            4.05. Litigation. There is no Litigation pending or, to the knowledge of Buyer, threatened (i) against Buyer or any of its affiliates with respect to which there is a reasonable likelihood of a determination that would have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement, or (ii) that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby. Neither Buyer nor any of its affiliates is subject to any outstanding orders, rulings, judgments, or decrees that would have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement.

            4.06. Brokers. Other than Stanwich Partners, Inc., whose fee will be paid by Buyer, Buyer does not know of any broker, finder, or investment banking firm that is acting or has acted in connection with the transactions contemplated by this Agreement, and it knows of no other corporation, firm, or person entitled to receive any brokerage commission, finder's fee, or other similar compensation in connection with these transactions.

            4.07. Purchase for Investment. Buyer is purchasing the Stock for investment and not with a view to any public resale or other distribution thereof, except in compliance with applicable securities laws. Buyer acknowledges that it has received, or has had access to, all information that it considers necessary or advisable to enable it to make a decision concerning its purchase of the Stock.

                                   ARTICLE V

                              COVENANTS OF SELLER

            Seller hereby covenants and agrees with Buyer as follows:

            5.01. Cooperation by Seller. From the date hereof and prior to the Closing, Seller will use its reasonable efforts, and will cooperate with Buyer, to secure all necessary consents, approvals, authorizations, exemptions, and waivers from third parties (including pursuant to the HSR Act) as shall be required in order to enable Seller to effect the transactions contemplated hereby, and will otherwise use its reasonable efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof.

            5.02. Conduct of Business. (a) Except as may be otherwise contemplated by this Agreement or required by any of the documents listed in a Schedule hereto or except as Buyer may otherwise consent to in writing (which consent shall not be unreasonably withheld), from the date hereof and prior to the Closing, Seller will cause the Company and the Company Subsidiary to (i) in all material respects, operate their respective businesses only in the ordinary course; (ii) use their reasonable efforts to preserve intact their respective business organizations; (iii) maintain their respective properties, machinery, and equipment in sufficient operating condition and repair to enable them to operate their respective businesses in all material respects in the manner in which the businesses are currently operated, except for maintenance required by reason of fire, flood, earthquake, or other acts of God; (iv) use their reasonable efforts to continue all existing insurance policies (or comparable insurance) of or relating to the Company and the Company Subsidiary in full force and effect; (v) use their reasonable efforts to keep available until the Closing the services of their respective present officers, employees, and agents (as a group); (vi) use their reasonable efforts to preserve their relationship with their respective material lenders, suppliers, customers, licensors, and licensees and others having material business dealings with the Company or any Company Subsidiary such that their respective businesses will not be materially impaired; (vii) not make any new commitments, whether written or oral, for capital expenditures in excess of $100,000 in the aggregate;
(viii) not grant any increase in the wages or salary of any officer, employee, or agent of the Company or the Company Subsidiary; (ix) not enter into any employment agreement, sales agency or other contract or arrangement with respect to the performance of personal services, which is not terminable by it without liability on not more than thirty (30) days notice; (x) not enter into or extend any labor contract with any hourly-paid employees or any union or agree to take any such action; and (xi) not terminate or materially modify any lease, license, permit, contract or, other agreement.

            (b) Notwithstanding the provisions of Section 5.02(a), Seller shall not be responsible for any breach or violation of Section 5.02(a) by reason of any action taken or omitted to be taken by Seller, the Company, or the Company Subsidiary after the date hereof unless the same was at the direction or written concurrence of management of Seller located at Cleveland, Ohio.

            5.03. Access. From the date hereof and prior to the Closing, Seller shall provide Buyer with such information as Buyer may from time to time reasonably request with respect to the Company and the Company Subsidiary and the transactions contemplated by this Agreement, and shall provide Buyer and its representatives reasonable access during regular business hours and upon reasonable notice to the properties, books, and records of the Company and the Company Subsidiary as Buyer may from time to time reasonably request; provided, however, that Seller shall not be obligated to provide Buyer or its representatives with (i) any information relating to trade secrets or that would violate any law, rule, or regulation or term of any Commitment, or if the provision thereof would adversely affect the ability of Seller or any of its affiliates (including the Company and each Company Subsidiary) to assert attorney-client, attorney work product, or other similar privilege or (ii) access to the properties of the Company or the Company Subsidiary for the purpose of conducting any on-site environmental review, including, without limitation, on-site environmental testing of such properties, which is beyond the scope of Phase I assessment. Any disclosure whatsoever during such investigation by Buyer shall not constitute an enlargement of or additional representations or warranties of Seller beyond those specifically set forth in this Agreement. All such information and access shall be subject to the terms and conditions of the letter agreement dated April 24, 1995, and signed by Stanwich Partners, Inc. on April 26, 1995 (the "Confidentiality Agreement").

            5.04. No Solicitation. From the date hereof and prior to the Closing, Seller shall not, and shall not permit any of its affiliates to, solicit or encourage any inquiries or proposals for, or enter into any discussions with respect to, the acquisition of any of the Stock or all, or any material part, of the respective assets or the businesses of the Company or the Company Subsidiary or the merger, consolidation, or other business combination of the Company or the Company Subsidiary and any other person, or furnish or cause to be furnished any non-public information concerning the Company or the Company Subsidiary to any person (other than Buyer and its agents) in connection therewith.

            5.05. Further Assurances. At any time or from time to time after the Closing, Seller shall, at the request of Buyer and at Buyer's expense, execute and deliver any further instruments or documents and take all such further action as Buyer may reasonably request in order to evidence the consummation of the transactions contemplated hereby.


                                   ARTICLE VI

                               COVENANTS OF BUYER

            Buyer hereby covenants and agrees with Seller as follows:

            6.01. Cooperation by Buyer. From the date hereof and prior to the Closing, Buyer will use its reasonable efforts, and will cooperate with Seller, to secure all necessary consents, approvals, authorizations, exemptions, and waivers from third parties (including pursuant to the HSR Act) as shall be required in order to enable Buyer to effect the transactions contemplated hereby, and will otherwise use its reasonable efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof.

            6.02. Books and Records; Personnel. For a period of five (5) years with respect to tax related books and records, and three (3) years with respect to all other books and records, from and after the Closing Date:

                          (a) Buyer shall not, and shall cause the Company and the Company Subsidiary not to, dispose of or destroy any of the books and records of the Company or the Company Subsidiary relating to periods prior to the Closing ("Books and Records") without first offering to turn over possession thereof to Seller by written notice to Seller at least thirty (30) days prior to the proposed date of such disposition or destruction.

                          (b) Buyer shall, and shall cause the Company and the Company Subsidiary to, upon reasonable notice and at reasonable times allow Seller and its agents access to all Books and Records during normal working hours at Buyer's principal place of business or at any location where any Books and Records are stored, and Seller shall have the right, at its own expense, to make copies of any Books and Records; provided, however, that any such access or copying shall be had or done in such a manner so as not to interfere with the normal conduct of Buyer's, the Company's, or the Company Subsidiary's businesses.

                          (c) Buyer shall, and shall cause the Company and the Company Subsidiary to, make available to Seller upon written request (i) copies of any Books and Records, (ii) Buyer's, the Company's, and the Company Subsidiary's personnel to assist Seller in locating and obtaining any Books and Records, and (iii) any of Buyer's, the Company's, and the Company Subsidiary's personnel whose assistance or participation is reasonably required by Seller or any of its affiliates in anticipation of, or preparation for, existing or future Litigation, tax returns, or other matters in which Seller or any of its affiliates is involved. Seller shall reimburse Buyer, the Company, or the Company Subsidiary for the reasonable out-of-pocket expenses incurred by any of them in performing the covenants contained in this Section 6.02(c) .

                          (d) The foregoing provisions of this Section 6.02 shall be in addition to the obligations of Buyer under Sections 7.01(d) and 12.02(d)(ii).

            6.03. Buyer's Knowledge of Business; Seller's Representations Modified by Buyer's Knowledge. Buyer hereby agrees that to the extent any representation or warranty of Seller made herein or in any such Ancillary Document (as defined in Section 12.01) is, to the knowledge of any executive officer or Director of Buyer acquired prior to the date hereof, untrue or incorrect, (i) Buyer shall have no rights thereunder by reason of such untruth or inaccuracy, and (ii) any such representation or warranty by Seller shall be deemed to be amended to the extent necessary to render it consistent with such knowledge of Buyer. In addition, between the date hereof and the Closing, Buyer may acquire additional knowledge concerning the matters covered by Seller's representations and warranties. Accordingly, Buyer agrees (without prejudice to any rights that Buyer may have under Sections 8.01, 11.01, and 11.02) that, if the Closing occurs, then to the extent any representation or warranty of Seller made herein or in any Ancillary Document entered into at or prior to the Closing, to the knowledge of Buyer acquired from and after the date hereof and prior to the Closing, is untrue or incorrect, (x) Buyer shall have no rights thereunder by reason of such untruth or inaccuracy, and (y) any such representation or warranty by Seller shall be deemed to be amended to the extent necessary to render it consistent with such knowledge of Buyer.

            6.04. Liabilities. (a) Buyer understands and agrees that, from and after the Closing, except as specifically provided in Section 7.01 and the last sentence of Section 10.02 to the contrary, and except for (a) any obligations expressly incurred by Seller in its capacity as seller of the Stock hereunder (including without limitation, under Sections 12.02 and 12.08) and
(b) any liabilities or obligations to persons not party to this Agreement that
(i) arise out of acts or failures to act prior to the Closing Date by Seller, the Company, or the Company Subsidiary that are criminal, grossly negligent, reckless, and/or constitute willful misconduct, or (ii) are subject to coverage under insurance policies in effect prior to the Closing, neither Seller nor any of its affiliates shall have any liability or responsibility for any liability or obligation (including those relating to Environmental Matters) of or arising out of or relating to the Company or the Company Subsidiary or the operation or ownership by Seller, the Company, or the Company Subsidiary (or any of their predecessors) of the Company or the Company Subsidiary, of whatever kind or nature, whether contingent or absolute, whether arising prior to, on, or after, and whether determined or indeterminable on, the Closing Date, and whether or not specifically referred to in this Agreement (the foregoing being collectively referred to hereinafter as the "Liabilities"). Accordingly, Buyer agrees that, effective upon the Closing, Buyer, the Company and the Company Subsidiary shall jointly and severally be responsible for and indemnify Seller and its affiliates and hold each of them harmless against any liability, loss, damage, claim (including third party claims, whether or not meritorious), cost or expense (including, without limitation, reasonable attorneys' fees and disbursements) (collectively, "Losses") incurred or suffered by any of them arising out of any of the Liabilities.

            (b) Buyer acknowledges that Seller or an affiliate thereof may be making payments after the Closing to Seller's insurers in respect of medical and other claims and related administrative costs, including associated claims handling charges, for which Seller or any of its affiliates is responsible vis a vis Seller's Insurers and for which Buyer has assumed and the Company or any Company Subsidiary has retained responsibility pursuant to paragraph (a) of this Section 6.04 and Section 10.04 ("Claims"). Without in any way limiting the generality of this Section 6.04 and Section 10.04, Buyer agrees to pay, or cause the Company or a Company Subsidiary to pay, each Claim or reimburse Seller therefor within five (5) days after Seller advises Buyer of the amount thereof and provides Buyer with an invoice from Seller's insurers or other documentation reasonably satisfactory to Buyer as to the Claim (the "Advice Date"). If the Buyer fails to pay any Claim or reimburse Seller therefor within five (5) days of the Advice Date, Buyer shall pay to Seller interest on the amount thereof at an annual rate equal to the Interest Rate from and including the Advice Date to, but not including, the date of payment.

            6.05. Performance Bonds, etc. Schedule 6.05 sets forth a description of each performance bond, payment bond, bid bond, letter of credit, guarantee, and similar instrument of the Company and the Company Subsidiary.
At the Closing, Buyer, in its sole discretion, shall, or shall cause the Company or the Company Subsidiary to, either assume or deliver to Seller replacement performance bonds, payment bonds, bid bonds, letters of credit, guaranties, and similar instruments, in an aggregate principal amount and with terms and from banks or other financial institutions or surety companies in each case satisfactory to Seller, to replace (or, to the extent required as described above, to collateralize) any performance bonds, payment bonds, bid bonds, letters of credit, guaranties, and similar instruments of the Company, the Company Subsidiary, or of any affiliate thereof with respect to the Company and the Company Subsidiary (in each case, or portions thereof) remaining outstanding on the Closing Date with respect to which Seller or any affiliate of Seller (other than the Company and the Company Subsidiary) will have any liability after the Closing. In the event that, prior to the Closing Date, Seller does not change the bonds currently deposited with the State of Ohio relating to the Company's and the Company Subsidiary's self-insurance program with the Ohio Bureau of Worker's Compensation, Buyer shall, or shall cause the Company Subsidiary to, assign to Seller these bonds, and, to the extent that these bonds are reflected on the Interim Financial Statements, there shall be a deduction to the Purchase Price paid on the Closing Date. Seller shall cooperate with, and provide reasonable assistance to, Buyer in its efforts to establish a similar self-insurance program for the Company and the Company Subsidiary following the Closing Date.

            6.06. Further Assurances. At any time or from time to time after the Closing, (a) Buyer shall, at the request of Seller and at Seller's expense, execute and deliver any further instruments or documents and take all such further action as Seller may reasonably request in order to (i) evidence the consummation of the transactions contemplated hereby and (ii) evidence the consummation of the transactions contemplated by the restructuring of Seller and its affiliates in October, 1991; and (b) Seller shall, at the request of Buyer, cooperate to the extent reasonably necessary for the presentation and prosecution by Buyer of any claims against insurance policies in effect prior to the Closing.

                                  ARTICLE VII

                              ADDITIONAL COVENANTS

            7.01.  Taxes.

            (a) Returns and Payments. (i) Buyer shall cause the Company and the Company Subsidiary to consent to join, for all taxable periods of the Company and the Company Subsidiary ending on or before the Closing Date for which the Company and the Company Subsidiary are eligible to do so, in any consolidated, combined, or unitary federal, state, local, or foreign income and franchise tax returns that Seller shall request it to join. Seller shall cause to be prepared and filed all such consolidated, combined, or unitary returns and pay the tax shown to be due thereon. Buyer agrees to cooperate with Seller and its affiliates in the preparation of the portions of such returns pertaining to the Company and the Company Subsidiary, and hereby agrees to take no position inconsistent with the Company's and the Company Subsidiary's being a member of the consolidated, combined, or unitary group of which Seller is a member for such periods. For purposes of the federal consolidated income tax return for the short period ending on the Closing Date, the Company and the Company Subsidiary shall close their books and records (including work papers) as of the opening of business on the Closing Date in accordance with Treasury Regulations Section 1.1502-76(b)(1)(ii) and (2)(i) in order to report their annual income as determined on the basis of income shown on their permanent books and records including work papers. Seller shall cause to be prepared and Buyer shall cause to be timely filed, or, at Seller's option, Buyer shall timely cause the Company or the Company Subsidiary, as the case may be, to sign and return to Seller such documents as are necessary to permit Seller to timely file, all separate (unconsolidated) state and local income and franchise tax returns with respect to the Company and the Company Subsidiary required to be filed for any period ending on or before the Closing Date for which returns have not been filed as of such date. Seller shall cause to be timely paid all taxes to which such separate returns relate for all periods covered by such returns, unless, for any period ending on the Closing Date, Seller has accrued for such taxes on the Closing Balance Sheet in which case Buyer shall pay such taxes.

            (ii) Seller shall cause to be prepared, and Buyer shall cause to be timely filed, all monthly or quarterly sales/use tax returns for the period ending with the month of the Closing.

            (iii) Buyer shall cause to be prepared and timely filed the 1996 Ohio Inter-County Personal Property Tax

Return. Seller shall be afforded an opportunity to review such return prior to its filing. Seller will have accrued on the Closing Balance Sheet an amount for 1996 Ohio personal property taxes. To the extent such accrual is greater than a pro rata amount of the 1996 personal property taxes based on the return as filed, Buyer shall pay the excess to Seller, and if the accrual is less than such pro rata amount, Seller shall pay the shortfall to Buyer. Payment is to be made within five (5) days after the filing of the return. The pro rata amount of 1996 Ohio personal property taxes shall be determined by multiplying the amount of tax based on the return by a fraction, the numerator of which is the number of days from January 1, 1995 up to the Closing Date, and the denominator of which is 365.

            (iv) Seller currently files income or franchise tax returns in the states of Ohio, Michigan and Pennsylvania, and local income tax returns in Cleveland and Fremont, Ohio. Seller shall cause to be timely prepared and Buyer shall timely file all such state and local returns which are based upon the year-end caused by the Closing. Seller will have made estimated payments for, or accrued an amount on the Closing Balance Sheet for such state and local taxes. To the extent the estimated payments and accrual are greater than the amount of state and local tax shown on the return, the Buyer will pay such excess to Seller, and if the estimated payments and accrual are less than the amount of state or local tax shown on the return, Seller will pay the shortfall to Buyer. Payment in each case is to be made within five (5) days of the time the return is filed.

            (v) Seller will have accrued an amount on the Closing Balance Sheet for 1995 real estate taxes with respect to real property located in Cleveland and Fremont, Ohio. To the extent such accrued amount is greater than a pro rata amount of the real estate tax due for 1995, Buyer shall pay the excess to Seller, and if such accrued amount is less than the pro rata amount of the real estate tax due for 1995, Seller shall pay the shortfall to Buyer. Payment is to be made on January 15, 1996. The amount of real estate tax due for 1995 shall be based upon the tax bill rendered by the County Auditor for the first half of 1995. The pro rata amount of real estate taxes shall be determined in the same manner as the pro rata amount of the personal property taxes in Section 7.01(a)(iii).

            (vi)  All payments made pursuant to Sections 7.01(a)(iii) through
(v) shall be treated as adjustments to the purchase price.

            (vii) Buyer agrees that it and its affiliates shall make no election under Section 338 of the Internal Revenue

Code with respect to the purchase of stock contemplated by the Agreement, and Buyer further agrees that it and its affiliates shall make such elections under the Internal Revenue Code as are necessary to prevent the carryback of any net operating loss to any year of the Company or the Company Subsidiary during which either of them were members of Parent's consolidated group.

            (b) Indemnification; Audits. (i) Seller shall indemnify and hold harmless Buyer, the Company, and the Company Subsidiary against any and all liability, (A) for all claims asserted for any Taxes of the Company and the Company Subsidiary with respect and attributable to all taxable periods or portions thereof ending on or prior to the Closing Date, except for 1996 Ohio franchise and personal property taxes (other than the adjustments provided in Sections 7.01(a)(iii) and (iv)), (B) for all claims incurred or suffered by reason of the breach of any representation or warranty made by the Seller in
Section 3.15; and (C) any Taxes of any member of any affiliated group of which Seller is a member assessed or otherwise asserted against the Company or the Company Subsidiary for any taxable period ending prior to or including the Closing Date, as well as any Taxes of any member of any affiliated group that at any time included as a member any corporation as to which the Company or the Company Subsidiary is a successor, directly or indirectly, by merger or otherwise, by reason of the Company and the Company Subsidiary being severally liable for the entire tax of such affiliated group pursuant to Treasury Regulations Section 1.1502-6 or any analogous state or local tax provision.

            (ii) Buyer shall promptly notify Seller in writing upon receipt by Buyer or any affiliate of Buyer (including the Company and the Company Subsidiary) of notice of any pending or threatened federal, state, local, or foreign income or franchise tax audits or assessments that may affect the tax liabilities of the Company or the Company Subsidiary and for which Seller would be liable under Section 7.01(b)(i). Seller shall also promptly notify Buyer in writing of notice of any pending or threatened federal, state, local, or foreign income or franchise tax audits of or assessments for taxable periods ended before or including the Closing Date with respect to the Company or the Company Subsidiary. Seller shall have the sole right to represent the Company's or the Company Subsidiary's interests in any federal, state, local, or foreign income or franchise tax matter, including any audit or administrative or judicial proceeding or the filing of any amended return, that involves a tax liability or potential tax liability for which Seller would be liable under Section 7.01(a)(i) (a "Tax Matter"), and to employ counsel of its choice at its expense. Buyer and Seller agree that they will cooperate fully with each other and their counsel in the defense or compromise of any claim in any said proceeding.

            (c) Refunds. Any refunds or credits of federal, state, local, or foreign income and franchise taxes (including any interest thereon) received by or credited to the Company or the Company Subsidiary attributable to periods ending on or prior to the Closing Date ("Seller's Refunds"), shall be for the benefit of Seller, and Buyer shall use reasonable efforts to obtain any Seller's Refunds and shall cause the Company and the Company Subsidiary to pay over to Seller any Seller's Refunds within five (5) days after the receipt thereof.

            (d) Cooperation. After the Closing Date, Buyer and Seller shall make available to the other, as reasonably requested, and to any Taxing Authority all information, records or documents relating to Tax liabilities or potential Tax liabilities of the Company and the Company Subsidiary for all periods prior to or including the Closing Date and shall preserve all such information, records, and documents for five years from the Closing Date unless Seller reasonably requests in writing that Buyer preserve such records for a longer period. Buyer shall prepare and provide to Seller such federal, state, local, and foreign tax information packages as Seller shall reasonably request for Seller's use in preparing any tax return that relates to the Company or the Company Subsidiary. Such tax information packages shall be completed by Buyer and provided to Seller within ninety (90) days after the close of the tax period to which the information relates. Notwithstanding any other provisions hereof, each party shall bear its own expenses in complying with the foregoing provisions.

            (e) Buyer's Taxes. Buyer shall pay, or cause to be paid, and Buyer, the Company, and the Company Subsidiary shall jointly and severally indemnify Seller and its affiliates against and hold them harmless from any liability for Taxes payable by the Company or the Company Subsidiary attributable to any period or portion thereof beginning after the Closing Date, except for the adjustments provided in Sections 7.01(a)(iii) and (iv).

            (f) Tax Sharing. As of the Closing Date, neither the Company nor the Company Subsidiary shall have further rights or obligations under any tax-sharing agreement among it and Seller and/or any of Seller's affiliates.

            (g) No New Tax Elections. No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, affecting the Company or the Company

Subsidiary shall be made after the date hereof without the prior written consent of Buyer.

            7.02. Cash Management; Intercompany Accounts. (a) As part of the cash management program of Seller, the Company maintains a separate zero-balance account at Huntington National Bank for the collection of lockbox receipts, electronic customer payments, and controlled disbursement check disbursements (the "ZBA"). The daily zero ledger balance in the account is maintained by either the transfer of positive balances to, or the covering of negative balances from, a central concentration account maintained by Seller. Effective on the Closing Date, Seller will relinquish all control (signature and otherwise) over the ZBA, including its linkage with Seller's concentration account. Buyer shall be responsible to fund the ZBA in amounts sufficient to pay all checks and drafts that are written but not presented for payment prior to the close of business on the day immediately preceding the Closing Date; the total of these outstanding checks and drafts will be designated by the caption "Payable to Banks" on the Company's financial statements. Seller shall be entitled, prior to the Closing Date, to collect, concentrate, and retain the proceeds of all items received in its lockbox collection account or otherwise in respect of the Company; on and after the Closing Date, Buyer shall be entitled to collect, concentrate, and retain these proceeds.

            (b) Outside of Seller's cash management concentration system, the Company Subsidiary maintains a demand deposit account at Huntington National Bank into which lockbox receipts are deposited and on which checks are drawn. Balances in this account sufficient to cover outstanding checks are maintained. Effective at the opening of business on the Closing Date, Seller will relinquish all control (signature and otherwise) over this account. Seller shall cause the Company Subsidiary to remit to Seller on the day prior to the Closing Date the book balance of this account, thereby retaining in the account a sufficient balance to cover only those outstanding checks which will not be included in the "Payables to Banks" caption on the Company's financial statements as of the Closing Date.

            (c) The intercompany account reflecting the collection of the Company's cash receipts or funding of the ZBA shall be canceled as of the opening of business on the Closing Date.

            7.03. Sharing of Environmental Costs. In the event that the Company or the Company Subsidiary should incur any loss, cost, or expense ("Environmental Cost") within the period of five (5) years from the Closing Date due to any claim asserted by a Governmental Authority or a damage claim asserted by a third party not related to Buyer, Seller, the Company, the Company Subsidiary, or any affiliate thereof arising out of any condition or circumstance which violates or is not in compliance with any Environmental Law, and the amount thereof is not subject to the limitations on Buyer's right to indemnification set forth in the second sentence of Section 12.02(a), Seller and Buyer (or the Company or the Company Subsidiary in lieu of Buyer) shall each pay one-half of such Environmental Costs, so long as (i) such Environmental Costs relate to circumstances or conditions in existence on the Closing Date or relating to any property owned or operated by the Company or the Company Subsidiary and (ii) such claims are presented to Seller within two (2) years after the Closing Date. Seller's liability hereunder shall be combined with any liability under
Section 12.02(a) and be subject to the $3,000,000 maximum cost to Seller therein provided. In connection with the sharing of Environmental Costs hereunder, Seller and Buyer shall cooperate with each other in a timely and reasonable manner and shall endeavor to reach decisions that are fair to one another, having due regard to Buyer's intentions to continue the operations of the Company and the Company Subsidiary in an uninterrupted and profitable manner and Seller's desire to avoid unreasonable costs and expenses. If Seller and Buyer are unable to reach agreement or are in dispute as to a specific matter or matters, their disagreement shall be submitted to a mutually acceptable arbitrator, which arbitrator shall be instructed to act promptly and to make a final and binding determination as to the matters in disagreement, having due regard to the above-mentioned factors. The fees and expenses of the arbitrator shall be shared equally by Seller and Buyer.


                                  ARTICLE VIII

                       CONDITIONS TO BUYER'S OBLIGATIONS

            The obligation of Buyer to purchase the Stock shall be subject to the satisfaction (or waiver) on or prior to the Closing Date of all of the following conditions:

            8.01.  Representations, Warranties, and Covenants of Seller.
Seller shall have complied in all material respects with its agreements and covenants contained herein to be performed on or prior to the Closing Date, and the representations and warranties of Seller contained herein shall be true in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except (a) as otherwise contemplated hereby, and (b) to the extent that any such representations and warranties were made as of a specified date and as to such representations and warranties the same shall continue on the Closing Date to have been true in all material respects as of the specified date. Buyer shall have received a certificate of Seller, dated as of the Closing Date and signed by an officer of Seller, certifying as to the fulfillment of the condition set forth in this Section 8.01 (the "Seller's Certificate").

            8.02. No Prohibition. No statute, rule or regulation, or order of any court or administrative agency shall be in effect that prohibits Buyer from consummating the transactions contemplated hereby.

            8.03. Third Party Consents. Buyer shall have received the consents from third parties, in form reasonably acceptable to Buyer, set forth on Exhibit 8.03.

            8.04. Governmental Consents. The applicable waiting period under the HSR Act shall have expired or been terminated and all other consents, approvals, authorizations, exemptions, and waivers from governmental agencies that shall be required in order to enable Buyer to purchase the Stock shall have been obtained (except for such consents, approvals, authorizations, exemptions, and waivers, the absence of which would not prohibit the purchase or render the purchase illegal).

            8.05. Proceedings. No action or proceeding shall be pending or threatened to restrain or prevent the consummation of the transactions contemplated hereby.

            8.06. Opinion of Counsel. Buyer shall have received a written opinion dated the Closing Date from Thompson, Hine and Flory, counsel to Seller, substantially in the form attached as Exhibit 8.06.

            8.07. Deliveries. Seller shall have delivered to Buyer the items referred to in Section 1.05.


                                   ARTICLE IX

                       CONDITIONS TO SELLER'S OBLIGATIONS

            The obligation of Seller to sell the Stock shall be subject to the satisfaction (or waiver) on or prior to the Closing Date of all of the following conditions:

            9.01. Representations, Warranties, and Covenants of Buyer. Buyer shall have complied in all material respects with its agreements and covenants contained herein to be performed on or prior to the Closing Date, and the representations and warranties of Buyer contained herein shall be true in all material respects on and as of the

Closing Date with the same effect as though made on and as of the Closing Date, except (a) as otherwise contemplated hereby, and (b) to the extent that any such representations and warranties were made as of a specified date and as to such representations and warranties the same shall continue on the Closing Date to have been true in all material respects as of the specified date. Seller shall have received a certificate of Buyer, dated as of the Closing Date and signed by an officer of Buyer, certifying as to the fulfillment of the condition set forth in this Section 9.01 (the "Buyer's Certificate").

            9.02. No Prohibition. No statute, rule or regulation, or order of any court or administrative agency shall be in effect that prohibits Seller from consummating the transactions contemplated hereby.

            9.03. Performance Bonds. Buyer shall have either assumed the performance bonds, letters of credit, and/or other instruments referred to in
Section 6.05 or delivered to Seller replacements thereof.

            9.04. Governmental Consents. The applicable waiting period under the HSR Act shall have expired or been terminated and all other consents, approvals, authorizations, exemptions, and waivers from governmental agencies that shall be required in order to enable Seller to sell the Stock to Buyer shall have been obtained (except for such consents, approvals, authorizations, exemptions, and waivers, the absence of which would not prohibit the sale or render the sale illegal).

            9.05. Proceedings. No action or proceeding shall be pending or threatened to restrain or prevent the consummation of the transactions contemplated hereby.

            9.06. Opinion of Counsel. Seller shall have received a written opinion dated the Closing Date from Bass, Berry & Sims, counsel to Buyer, substantially in the form attached as Exhibit 9.06.

            9.07. Deliveries. Buyer shall have delivered to Seller the items referred to in Section 1.06.


                                   ARTICLE X

                 EMPLOYMENT AND EMPLOYEE BENEFITS ARRANGEMENTS

            10.01. Definitions. (a) The term "Business" shall mean individually and collectively (i) the Company and the Company Subsidiary and
(ii) Seller and its affiliates and any predecessor to any of the foregoing, but only with respect to the Company and the Company Subsidiary.

            (b) The term "Employees" shall mean all current employees (including those on layoff, disability, or leave of absence, whether paid or unpaid), former employees, and retired employees of the Business, and the term "Employee" shall mean any of the Employees.

            (c) The term "Company Benefit Plans" shall mean each and all "employee benefit plans," as defined in Section 3(3) of ERISA, maintained or contributed to by the Business or in which the Business participates or participated and which provides benefits to Employees or their spouses or covered dependents, including (i) any such plans that are "employee welfare benefit plans" as defined in Section 3(1) of ERISA and (ii) any such plans that are "employee pension benefit plans" as defined in Section 3(2) of ERISA.

            (d) The term "Benefit Arrangements" shall mean each and all pension, supplemental pension, basic and supplemental accidental death and dismemberment, basic and supplemental life and health insurance and benefits (including medical, dental, and hospitalization), savings, bonus, deferred compensation, incentive compensation, business travel and accident, holiday, vacation, severance pay, salary continuation, sick pay, sick leave, short and long term disability, tuition refund, service award, company car, scholarship, relocation, patent award, fringe benefit, and other employee benefit arrangements, plans, contracts (other than individual employment, consulting, or severance contracts), policies, or practices of the Business providing employee or executive compensation or benefits to Employees, other than the Company Benefit Plans.

            10.02. Pay Obligations. Buyer shall assume, and shall cause the Company and the Company Subsidiary to honor and continue to perform, all obligations of Seller and its affiliates (including the Company and the Company Subsidiary) under all agreements with any Employee that relate to employment or compensation or benefits.

            10.03. Pension and Other Plans. (a)(1) As of the Closing Date, the Company and the Company Subsidiary shall cease to be a participating employer under the Acme-Cleveland Corporation and Subsidiaries Retirement Savings Plan (the "Acme-Cleveland Savings Plan"), and Seller shall take, or cause to be taken, all such action as may be necessary to effect such cessation of participation. As soon as practicable after the Closing Date, Buyer shall, or shall cause the Company and the Company Subsidiary to, establish or designate, and maintain, a defined contribution plan (the "Buyer's Savings Plan") to provide benefits to the Employees who, on the Closing Date, are participants in the Acme-Cleveland Savings Plan ("Savings

Plan Participants"). The Buyer's Savings Plan shall be qualified under Sections 401(a) and 401(k) of the Code and shall provide the Savings Plan Participants credit for service with Seller and its affiliates (including the Company and the Company Subsidiary) and their respective predecessors prior to the Closing Date for all purposes for which service was recognized under the Acme-Cleveland Savings Plan.

            (2)(i) As soon as practicable after the receipt by Seller of the opinion or determination letter described in subparagraph (ii) below, Seller shall cause the trustee of the Acme-Cleveland Savings Plan to transfer to the trust forming a part of the Buyer's Savings Plan cash in an amount equal to the account balances of Savings Plan Participants as of the date of transfer, which shall be a valuation date (the "Account Balances"), provided, however, that the investment known as the "Executive Life Contract," and any attendant rights to which the Buyer's Savings Plan is entitled in connection therewith, may be transferred in lieu of cash (on a proportionate basis), so long as said Contract provides for the payment of interest and, in the event of a distribution upon termination of employment, principal.

            (ii) Within 60 days after the Closing Date, Buyer shall either (A) provide Seller with an opinion letter of counsel acceptable to Seller that the Buyer's Savings Plan and related trust satisfy the requirements for qualification under Section 401(a) and 401(k) of the Code as of the later of its effective date or the Closing Date or (B) deliver to Seller a favorable determination letter issued by the IRS that the Buyer's Savings Plan and related trust satisfy the requirements for qualification under Section 401(a) and 401(k) of the Code as of the later of its effective date or the Closing Date. No transfer shall be made until Buyer provides Seller with the opinion letter or determination letter referred to in this subparagraph (ii).

            (3) In consideration for the provisions contained in this Section 10.03(a) for the transfer by the Acme-Cleveland Savings Plan of the Account Balances to the trust forming a part of the Buyer's Savings Plan, Buyer shall, effective as of the Closing Date, assume all of the liabilities and obligations of Seller and its affiliates in respect of the Savings Plan Participants and their beneficiaries under the Acme-Cleveland Savings Plan, and Seller and its affiliates and the Acme-Cleveland Savings Plan shall be relieved of all liabilities and obligations to the Savings Plan Participants and their beneficiaries arising out of the Acme-Cleveland Savings Plan; provided, however, that Buyer shall not assume, and Seller and its affiliates shall not be relieved of, any liability resulting from a prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code), a breach of fiduciary duty or any other violation of ERISA or the Code occurring prior to the Closing Date.

            (b)(1) As of the Closing Date, the Company and the Company Subsidiary shall cease to be a participating employer under the Salaried Employees Pension Plan of Acme-Cleveland Corporation and Subsidiaries (the "Salaried Pension Plan"), and Seller shall take, or cause to be taken, all such action as may be necessary to effect such cessation of participation. As soon as practicable after the Closing Date, Buyer shall, or shall cause the Company and the Company Subsidiary to, establish or designate, and maintain, a defined benefit pension plan (" Buyer's Pension Plan") to provide benefits to Employees who, on the Closing Date, are participants in the Salaried Pension Plan ("Pension Plan Participants"). Buyer's Pension Plan shall be qualified under
Section 401(a) of the Code and shall provide the Pension Plan Participants with credit for service with Seller and its affiliates (including the Company and the Company Subsidiary) and their respective predecessors prior to the Closing Date for all purposes for which such service was recognized under the Salaried Pension Plan (other than benefit accrual), including, without limitation, vesting, eligibility to participate, and eligibility for disability and early retirement benefits (including subsidies relating to such benefits), and the accrued benefit of each Employee under the Salaried Pension Plan as of the Closing Date shall be provided by Buyer's Pension Plan as a result of the transfer of assets described in Section 10.03(b)(3)(i).

            (2) As soon as practicable after the Closing Date, Seller shall cause the actuary for the Salaried Pension Plan (the "Plan Actuary") to determine the aggregate present value as of the Closing Date of the accrued benefits of the Pension Plan Participants under the Salaried Pension Plan on a plan termination basis in accordance with Section 414(l) of the Code and the regulations thereunder, using an interest rate of 7 3/4% and the other actuarial assumptions used by the Plan Actuary in preparing the Salaried Pension Plan's most recent actuarial report, disregarding those assumptions not relevant to a termination basis calculation, such as projected salary increases, and assuming no turnover (the "Salaried Pension Benefits Value"). Seller shall provide Buyer with the information for the determination of the Salaried Pension Benefits Value.

            (3)(i) As soon as practicable after the latest of (A) the date on which the Salaried Pension Benefits Value is determined, (B) the expiration of 30 days following the filing of any required Form 5310 with the IRS in respect of the Buyer's Pension Plan and the Salaried Pension Plan, and (C) the receipt by Seller of the opinion or determination letter described in subparagraph (ii) below, Seller shall cause the trustee of the Salaried Pension Plan to transfer to the trust forming a part of the Buyer's Pension Plan an amount (the "Pension Transfer Amount ") in cash having an aggregate value equal to the portion (not to exceed 100 percent) of the Salaried Pension Benefits Value covered by Salaried Pension Plan assets as of the Closing Date in accordance with the rules of Section 4044 of ERISA (I) increased by interest during the period from the Closing Date to the date of transfer (the "Interim Period") at an interest rate equal to the interest rate credited from time to time during the Interim Period on assets held in the Salaried Pension Plan trustee's short-term investment fund (the "Pension Plan Interest Rate") and (II) reduced by (x) an amount equal to the benefit payments made to the Pension Plan Participants or their beneficiaries under the Salaried Pension Plan during the Interim Period plus interest at the Pension Plan Interest Rate on such benefit payments for the Interim Period and (y) an amount equal to the allocable share of fees and expenses arising during the Interim Period plus interest at the Pension Plan Interest Rate on such allocable share of fees and expenses for the Interim Period.

            (ii) As soon as reasonably practicable after the Closing Date, Buyer shall either (A) provide Seller with an opinion letter of counsel acceptable to Seller that the Buyer's Pension Plan and related trust satisfy the requirements for qualification under Section 401(a) of the Code as of the later of its effective date or the Closing Date or (B) deliver to Seller a favorable determination letter issued by the IRS that the Buyer's Pension Plan and related trust satisfy the requirements for qualification under Section 401(a) of the Code as of the later of its effective date or the Closing Date. No transfer shall be made until Buyer provides Seller with the opinion letter or determination letter referred to in this subparagraph (ii).

            (4) In consideration for the provisions contained in this Section 10.03(b) for the transfer of the Pension Transfer Amount to the trust forming a part of the Buyer's Pension Plan, including the agreement specified in Section 10.03(b)(5) hereof, Buyer shall, effective as of the Closing Date, assume all of the liabilities and obligations of Seller and its affiliates in respect of the Pension Plan Participants and their beneficiaries under the Salaried Pension Plan, and Seller and its affiliates and the Salaried Pension Plan shall be relieved of all liabilities and obligations arising out of or relating to the Pension Plan Participants and their beneficiaries arising out of the Salaried Pension Plan; provided, however, that Buyer shall not assume, and Seller and its affiliates shall not be relieved of, any liability resulting from a prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code), a breach of fiduciary duty or any other violation of ERISA or the Code occurring prior to the Closing Date.

            (5) Within five (5) days after the date of the transfer by the trustee from the Salaried Pension Plan of the Pension Transfer Amount, Seller shall pay to Buyer in cash or cash equivalent funds an amount equal to the excess of the Salaried Pension Benefits Value over the Pension Transfer Amount, to the extent that such excess exceeds $150,000 as of the Closing Date, plus interest during the period from the Closing Date to the date of payment at an interest rate equal to the Pension Plan Interest Rate, as defined in Section 10.03(b)(3)(i).

            10.04. Other Benefit Plans. For a period of two (2) years following the Closing Date, Buyer agrees to provide Seller with prior written notice in the event Buyer, the Company, or the Company Subsidiary ceases to provide benefits that are substantially the same as the benefits provided to Employees under the Company Benefit Plans and Benefit Arrangements. To the extent any employee benefit plans provide medical or dental welfare benefits to Employees after the Closing Date, the plans shall waive any pre-existing conditions and actively-at-work exclusions and shall provide that any expenses incurred on or before the Closing Date shall be taken into account under the plans for purposes of satisfying applicable deductible, coinsurance, and maximum out-of-pocket provisions. Without limiting the generality of Section 6.04, Buyer shall or shall cause the Company and the Company Subsidiary to, assume all Employee-related liabilities and obligations of Seller and its affiliates (including the Company and the Company Subsidiary) that have been accrued on the Closing Balance Sheet, including all liabilities and obligations under the Company Benefit Plans and Benefit Arrangements (other than those Company Benefit Plans that are covered by Section 10.03, which shall be governed by that Section) and workers' compensation arrangements with respect to the Employees and their dependents and beneficiaries, including, but not limited to, (i) liabilities and obligations for wages, benefits, compensation, contributions, insurance, and health maintenance organization premiums, reserves, and administrative expenses, to the extent that such liabilities and obligations have been accrued in full on the Closing Balance Sheet, and whether or not reported as of the Closing Date, (ii) liabilities and obligations arising under COBRA (as defined in Section 3.14(d)) with respect to all Employees (or any beneficiary or dependent of any Employee) who, as of the Closing Date, have exercised or are eligible to exercise their right to such continuation coverage (except for liability arising out of any violation of the COBRA notice provisions by Seller, the Company, or the Company Subsidiary prior to the Closing Date), and (iii) liabilities and obligations to provide post-retirement health and life insurance benefits to Employees (whether or not currently retired).

            10.05. Long-Term Disability Plan. Notwithstanding anything to the contrary contained in this Agreement, Seller shall retain liability to provide long-term disability benefits after the Closing Date to the one salaried Employee of the Company who is receiving benefits as of the Closing Date under the Company's long-term disability plan. The parties agree that the provisions of this Section 10.05 do not extend to any other liabilities or any other employees of the Company.

            10.06. Severance. Buyer agrees to provide, or cause the Company and the Company Subsidiary to provide, severance pay and other benefit entitlements that may be owing to any Employee whose employment is terminated by Buyer, the Company or the Company Subsidiary on or after the Closing Date or by reason of the transactions contemplated hereby in accordance with the normal severance policies afforded to employees of the Buyer and its affiliates, provided that, in the application of these policies to the Employees, employment with Seller, the Company, and the Company Subsidiary prior to the Closing Date shall be treated as employment with Buyer.


                                   ARTICLE XI

                          TERMINATION PRIOR TO CLOSING

            11.01. Termination. This Agreement may be terminated at any time prior to the Closing:

                          (a) By the mutual written consent of Buyer and Seller; or

                          (b) By either Seller or Buyer in writing, if the Closing shall not have occurred on or before September 30, 1995; or

                          (c) By either Seller or Buyer in writing, if there shall have been a material breach by the other party of any of its representations, warranties, covenants, or agreements contained herein and such breach results in a failure to satisfy a condition to the terminating party's obligation to consummate the transactions provided herein; or

                          (d)  By Seller if any of the conditions specified in
            Article IX have not met or waived by Seller at such time as such condition can no longer be satisfied; or

                          (e)  By Buyer if any of the conditions specified in
            Article VIII have not been met or waived by Buyer at such time as such condition can no longer be satisfied.

            11.02. Effect on Obligations. Termination of this Agreement pursuant to this Article XI shall terminate all obligations of the parties hereunder, except for the obligations under Sections 12.08, 12.11, and 12.12 and the last sentence of Section 5.03; provided, however, that termination pursuant to clause (b) or (c) of Section 11.01 by reason of breaches of covenants or agreements or by reason of a breach by Buyer of its representations and warranties contained in Section 4.04 shall not relieve the defaulting or breaching party (whether or not it is the terminating party) from any liability to the other party hereto.


                                  ARTICLE XII

                                 MISCELLANEOUS

            12.01. Survival. Except as otherwise set forth in this Section 12.01, the representations and warranties made in this Agreement or in any agreement, certificate (including the Seller's Certificate and the Buyer's Certificate), or other document executed at or prior to the Closing in connection herewith (an "Ancillary Document") shall survive the Closing until the eighteen (18) month anniversary thereof; provided, however, that (a) the representations and warranties set forth in Section 3.01, the fourth sentence of Section 3.03, the first sentence of Section 3.07, and Section 3.08(c) shall survive the Closing and expire at the end of the relevant statute of limitations, (b) the representations and warranties set forth in Section 3.15 shall survive the Closing and expire at the end of the relevant statute of limitations and the expiration of all applicable periods of appeal, (c) the representations and warranties set forth in Section 3.13 shall survive the Closing until the second anniversary thereof, and (d) the representations and warranties set forth in the Noncompetition Agreement shall survive the Closing and expire in accordance with the terms set forth therein and shall thereupon expire together with any right to indemnification for breach thereof (except to the extent a written notice asserting a claim for breach of any of the foregoing representations or warranties, describing the nature of the breach in reasonable detail, shall have been given prior to such date to the party that made such representation or warranty, in which case the representation and warranty shall survive, to the extent of the alleged claim only, until the claim is resolved, whether or not the amount of the damages or expenses resulting from the alleged breach has been finally determined at the time the notice is given, if, but only if, (i) in the case of a claim made by Buyer by reason of a third party claim, the written notice is accompanied by a copy of the written notice of the third party claimant or an affidavit by an officer of Buyer, the Company, or the Company Subsidiary that a third party has made an assertion of fact and/or law that, if true, would constitute a breach of a representation, warranty, or covenant of Seller set forth in this Agreement or any Ancillary Document and
(ii) in the case of any claim made by Buyer other than by reason of a third party claim, some damages or expense shall have been incurred in good faith at or prior to the date of such notice; and provided that any notice asserting a claim for breach of any of the representations and warranties contained in
Section 3.13 (or in the Seller's Certificate insofar as it pertains to Section 3.13) as to Environmental Matters (an "Environmental Breach") shall not be effective notice unless accompanied by (x) written notice from the applicable regulatory authority, or, if there has been a claim made against Buyer by a third party, the written notice of the third party claimant, alleging the existence of the conditions as to which an Environmental Breach is claimed or
(y) a written report from a environmental consulting firm reasonably acceptable to Buyer and Seller, the fees and expenses of which firm shall be borne solely by Buyer, confirming, in reasonable detail, the existence of the conditions as to which an Environmental Breach is claimed). If Buyer, the Company, or the Company Subsidiary has obtained title insurance with respect to any real property owned by the Company or the Company Subsidiary, Buyer shall make no claim for breach of representations or warranties contained in Sections 3.07 and 3.08(c) (and in Seller's Certificate insofar as it pertains to these sections) to the extent that any damage or expense is covered by such title insurance. The covenants and agreements contained herein to be performed or complied with prior to the Closing (and the provisions of the Seller's Certificate and the Buyer's Certificate pertaining thereto) shall expire at the Closing. The covenants and agreements contained herein to be performed or complied with at or after the Closing (other than the covenant and agreement to indemnify against breaches of representations and warranties, which shall expire as set forth in the first sentence of this Section 12.01, but including the indemnification obligations contained in Section 6.04(a) and 7.01(b)) shall survive the Closing until the expiration of the applicable statute of limitations. Notwithstanding anything in this

Section 12.01 to the contrary, in the event that any notice is given within the time period of survival set forth in this Section 12.01 asserting a claim for breach of any of Seller's representations or warranties in this Agreement or in any Ancillary Document, the representations and warranties contained in the first sentence of Section 6.03 shall survive until such claim is resolved.

            12.02. Indemnification. (a) If the Closing shall occur, Seller shall indemnify Buyer and its affiliates (including the Company and the Company Subsidiary) and hold each of them harmless from and against all Losses that are incurred or suffered by any of them (i) by reason of the breach of any of the representations or warranties made by Seller herein or in any Ancillary Document (other than any that do not survive the Closing), (ii) by reason of the failure by Seller to perform or comply with any of the covenants or agreements contained herein or in any Ancillary Document to be performed or complied with by Seller at or after the Closing, or (iii) that are attributable to any business formerly owned or operated by the Company, or the Company Subsidiary that is not functionally related to the manufacture, design, sale, or servicing of turning lathe machine tools or parts therefor. Any recovery by Buyer and its affiliates for indemnification under this Section 12.02(a) and for claims under Section 7.03 shall be limited as follows: (1) Buyer and its affiliates shall not be entitled to any recovery unless a claim for indemnification is made in accordance with Sections 12.01 and paragraph (d)(i) of this Section 12.02 and within the time period of survival set forth in
Section 12.01; (2) Buyer and its affiliates shall not be entitled to any recovery whatsoever with respect to individual indemnification claims that are less than $10,000; (3) Buyer and its affiliates shall not be entitled to recover any amount for indemnification claims unless and until the amount that Buyer and its affiliates are entitled to recover in respect of such claims exceeds, in the aggregate, $300,000 (the "Buyer's Deductible"), in which event (subject to clause (4) below) the entire amount that Buyer and its affiliates are entitled to recover in respect of such claims less the Buyer's Deductible shall be payable; and (4) the maximum amount recoverable by Buyer and its affiliates for indemnification claims shall in the aggregate be equal to $3,000,000. Notwithstanding the immediately preceding sentence, any recovery by Buyer and its affiliates for indemnification under (i) Section 3.15 claims or Section 7.01(b) or (ii) the covenant contained in Section 10.03(b)(5), respectively, shall not be limited by Section 12.02(a).

            (b) If the Closing shall occur, Buyer, the Company, and the Company Subsidiary shall jointly and severally indemnify Seller and its affiliates and hold each of them harmless from and against all Losses that are incurred or suffered by any of them (i) by reason of the breach by Buyer of any of the representations or warranties made by Buyer herein or in any Ancillary Document or (ii) by reason of the failure by Buyer (or, from and after the Closing, the Company or the Company Subsidiary) to perform or comply with any of the covenants or agreements contained herein or in any Ancillary Document to be performed or complied with by any of them at or after the Closing. Any recovery by Seller and its affiliates for indemnification under this Section 12.02(b) shall be limited as follows: (1) Seller and its affiliates shall not be entitled to any recovery unless a claim for indemnification is made in accordance with Section
12.01 and paragraph (d)(i) of this Section 12.02 and within the time period of survival set forth in Section 12.01; (2) Seller and its affiliates shall not be entitled to any recovery whatsoever with respect to individual indemnification claims that are less than $10,000; (3) Seller and its affiliates shall not be entitled to recover any amount for indemnification unless and until the amount that Seller and its affiliates are entitled to recover in respect of such claims exceeds, in the aggregate, $300,000 (the "Seller's Deductible"), in which event (subject to clause (4) below) the entire amount that Seller and its affiliates are entitled to recover in respect of such claims less the Seller's Deductible shall be payable; and (4) the maximum amount recoverable by Seller and its affiliates for indemnification claims under this Section 12.02(b) shall in the aggregate be equal to $3,000,000.

            (c) Notwithstanding anything herein to the contrary, Buyer, the Company, and the Company Subsidiary shall have no right to any indemnification under this Section 12.02 for any matter if (i) the Closing Balance Sheet was reduced for such matter and either Buyer did not dispute the amount of the reduction in the Closing Balance Sheet or the dispute as to the amount of such reduction was resolved pursuant to Section 1.03(c) or (ii) the Closing Balance Sheet was not reduced for such matter, Buyer disputed such nonreduction, and the dispute was resolved pursuant to Section 1.03(c).

            (d)(i) In the event that any party shall incur or suffer any Losses in respect of which indemnification may be sought by such party pursuant to the provisions of this Section 12.02, the party seeking to be indemnified hereunder (the "Indemnitee") shall assert a claim for indemnification by written notice (a "Notice") to the party from whom indemnification is sought (the "Indemnitor") stating the nature and basis of the claim, and, if the claim is with respect to a third party claim or an Environmental Breach, accompanied by the documentation set forth in Section 12.01. In the case of Losses arising by reason of any third party claim, the Notice shall be given within 30 days of the filing or other written assertion of any such claim against the Indemnitee, but the failure of the Indemnitee to give the Notice within such time period shall not relieve the Indemnitor of any liability that the Indemnitor may have to the Indemnitee except to the extent that the Indemnitor is prejudiced thereby.

            (ii) The Indemnitee shall provide to the Indemnitor on request all information and documentation reasonably necessary to support and verify any Losses that the Indemnitee believes give rise to a claim for indemnification hereunder and shall give the Indemnitor reasonable access to all books, records, and personnel in the possession or under the control of the Indemnitee that would have bearing on such claim.

            (iii) In the case of third party claims for which indemnification is sought, the Indemnitor shall have the option, and with respect to such claims that represent or are in respect of any of the Liabilities ("Liabilities Claims") shall have the obligation, (x) to conduct any proceedings or negotiations in connection therewith, (y) to take all other steps to settle or defend any such claim (provided that the Indemnitor shall not settle any such claim without the consent of the Indemnitee (which consent shall not be reasonably withheld)), and (z) to employ counsel to contest any such claim or liability in the name of the Indemnitee or otherwise. In any event, the Indemnitee shall be entitled to participate at its own expense and by its own counsel in any proceedings relating to any third party claim. The Indemnitor shall, within 45 days of receipt of the Notice, notify the Indemnitee of (or, in the case of a Liabilities Claim, confirm to the Indemnitee) its intention to assume the defense of the claim. Until the Indemnitee has received notice of the Indemnitor's election whether to (or, in the case of a Liabilities Claim, the Indemnitor's confirmation of its intention to) defend any claim, the Indemnitee shall take reasonable steps to defend (but may not settle) the claim. Except for Liabilities Claims, as to which this sentence shall not be applicable, if the Indemnitor shall decline to assume the defense of any such claim, or shall fail to notify the Indemnitee within 45 days after receipt of the Notice of the Indemnitor's election to defend the claim, the Indemnitee shall defend against the claim (provided that the Indemnitee shall not settle such claim without the consent of the Indemnitor, which consent shall not be unreasonably withheld). The expenses of all proceedings, contests, or lawsuits in respect of such claims (other than those incurred by the Indemnitee which are referred to in the second sentence of this subparagraph (iii)) shall be borne by the Indemnitor but only if the Indemnitor is responsible pursuant hereto to indemnify the Indemnitee in respect of the third party claim and, if applicable, only to the extent required by the second sentence of Section 12.02(a). Regardless of which party shall assume the defense of the claim, the parties agree to cooperate fully with one another in connection therewith. In the case of a claim for indemnification made under Section 12.02(a)(i) or 12.02(b)(i), (a) if (and to the extent) the Indemnitor is responsible pursuant hereto to indemnify the Indemnitee in respect of the third party claim, then within ten days after the occurrence of a final non-appealable determination with respect to such third party claim, the Indemnitor shall pay the Indemnitee, in immediately available funds, the amount of any Losses (or such portion thereof as the Indemnitor shall be responsible pursuant to the provisions hereof, including, without limitation, the second sentence of Section 12.02(a)), and (b) in the event that any Losses incurred by the Indemnitee do not involve payment by the Indemnitee of a third party claim, then, if (and to the extent) the Indemnitor is responsible pursuant hereto to indemnify the Indemnitee against such Losses, the Indemnitor shall within ten days after agreement on the amount of Losses or the occurrence of a final non-appealable determination of such amount pay to the Indemnitee, in immediately available funds, the amount of such Losses (or such portion thereof as the Indemnitor shall be responsible pursuant to the provisions hereof, including, without limitation, the second sentence of
Section 12.02(a)).

            (e) The provisions of paragraph (d) of this Section 12.02 shall apply to all claims for indemnification hereunder except indemnification claims that involve Tax Matters, which claims shall be governed by Section 7.01(b) .

            (f) The indemnification provided in this Section 12.02 shall be the sole and exclusive remedy for any inaccuracy or breach of any representation or warranty made by Seller in this Agreement or in any Ancillary Document except as provided under Sections 7.01(b) and 7.03. All amounts payable by one party in indemnification of the other shall be considered an adjustment to the Purchase Price.

            (g) In no event shall Seller be liable for loss of profits or consequential damages by reason of a breach of any representation or warranty made by Seller or any of its affiliates in this Agreement or any Ancillary Document.

            (h) Notwithstanding anything in this Agreement to the contrary, Seller shall not be responsible for any liability or obligation as a result of Buyer's, the Company's, or the Company Subsidiary's failure to comply with applicable law after the Closing even if the Company and the Company Subsidiary are owned or operated after the Closing in the manner owned or operated prior to Closing except to the extent that such failure to comply with applicable law constitutes a breach of the representations set forth in Section 3.12.

            (i)  Buyer understands and agrees that the rights accorded it by
Section 7.03 and Section 12.02(a) are its, the Company's, and the Company Subsidiary's sole and exclusive remedy against Seller or any of its affiliates with respect to any Environmental Matters whatsoever. Buyer, on its own behalf and on behalf of its affiliates (including (effective upon the Closing), without limitation, the Company and the Company Subsidiary) and the successors and assigns of any of the foregoing, hereby waives any right (other than as contemplated by Section 7.03 and Section 12.02(a)) to seek contribution or other recovery from Seller or any of its affiliates that any of them may now or in the future ever have under 42 U.S.C. Section Section 9607 and 9613(f) of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), as amended ("CERCLA"), the Hazardous Material Transportation Act (49 U.S.C. Section 801 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. Section Section 11001 et seq.), the Safe Drinking Water Act (42 U.S.C. Section Section 300f et. seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Section 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), or any other federal, state, local, or foreign law relating to Environmental Matters, the rules and regulations promulgated under any thereof, and any provisions of common law providing for any remedy or right of recovery with respect to Environmental Matters, as these laws, rules, regulations, and provisions were in the past or are currently in effect, or may in the future be enacted or be in effect (collectively, "Environmental Laws"), with respect to the Liabilities. In consideration of the foregoing indemnification, Buyer, on its own behalf and on behalf of its affiliates (including (effective upon the Closing), without limitation, the Company and the Company Subsidiary) and the successors and assigns of any of the foregoing, hereby further unconditionally releases Seller and its affiliates from any and all claims, demands, and causes of action that any of them may now or in the future ever have against Seller or any of its affiliates for recovery under CERCLA or under any other Environmental Laws with respect to the Liabilities.

            (j) Upon making any payment to an Indemnitee for any indemnification claim pursuant to this Section 12.02, the Indemnitor shall be subrogated, to the extent of such payment, to any rights that the Indemnitee may have against any other parties with respect to the subject matter underlying such indemnification claim.

            (k) Notwithstanding any other provision hereof, Buyer, the Company, and the Company Subsidiary shall jointly and severally indemnify Seller and its affiliates and hold each of them harmless from and against any Losses that may be incurred or suffered by any of them (i) under the Worker Adjustment and Retraining Notification Act arising out of, or relating to, any actions taken by Buyer, the Company, or the Company Subsidiary on or after the Closing Date; (ii) in connection with any claim made by any current Employee by reason of the Company's or the Company Subsidiary's failure to continue to employ such Employee on or after the Closing Date at substantially the same salary or wages (including bonus, commission, and sales incentive programs) and/or on substantially the same terms and conditions as in effect immediately prior to the Closing Date (including any claim made by reason of the Employee's not receiving benefits under any Company Benefit Plan or Benefit Arrangement or receiving any particular benefit or level of benefit); (iii) in connection with any claim made by any Employee for any severance pay or other compensation or benefit entitlements by reason of any Employee's termination or deemed termination of employment as a result of the transactions contemplated hereby; or (iv) by reason of Buyer's, the Company's, or the Company Subsidiary's failure to comply with any of the provisions of this Article XII.

            12.03.  Interpretive Provisions.

            (a) Whenever used in this Agreement, "to Seller's knowledge" or "to the knowledge of Seller" shall mean the actual knowledge of the corporate officers of Seller and matters disclosed to Seller prior to the Closing, after due inquiry by Seller by Joseph L. Menger, President of the Company, and, in the case of matters referred to in Section 3.13, additionally by Richard Kohagen, Director of Manufacturing of the Company, and Eugene Vasu, Plant Engineer for the Company; and "to Buyer's knowledge" or "to the knowledge of Buyer" shall mean the actual knowledge of the executive officers and Directors of Buyer.

            (b) The words "hereof," "herein," "hereby," and "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular Article, Section, or other subdivision thereof.

            (c) For purposes of this Agreement, the Company and the Company Subsidiary shall be deemed to be an affiliate of Seller prior to the Closing and an affiliate of Buyer after the Closing.

            12.04. Entire Agreement. This Agreement (including the Schedule and Exhibits hereto) and the Confidentiality Agreement constitute the sole understanding of the parties with respect to the subject matter hereof.
Matters disclosed by Seller to Buyer pursuant to any Section of this Agreement shall be deemed to be disclosed with respect to all Sections of this Agreement.

            12.05. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided however, that this Agreement may not be assigned by Buyer without the prior written consent of Seller, except that Buyer may, at its election, assign this Agreement to any direct or indirect wholly owned subsidiary so long as (a) the representations and warranties of Buyer made herein are equally true of such assignee and (b) such assignment does not have any adverse consequences to Seller or any of its affiliates (including, without limitation, any adverse tax consequences or any adverse effect on the ability of Buyer to consummate (or timely consummate) the transactions contemplated hereby), and (c) such assignee shall execute a counterpart of this Agreement agreeing to be bound by the provisions hereof as "Buyer," and agreeing to be jointly and severally liable with the assignor and any other assignee for all of the obligations of the assignor hereunder, but no such assignment of this Agreement or any of the rights or obligations hereunder shall relieve Buyer of its obligations under this Agreement.

            12.06. Headings. The headings of the Articles, Sections, and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

            12.07. Modification and Waiver. No amendment, modification, or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

            12.08. Expenses. Except as otherwise provided herein, Seller and Buyer shall each pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of its own financial consultants, accountants, and counsel.

            12.09. Notices. Any notice, request, instruction, or other document to be given hereunder by any party hereto to any other party shall be in writing and shall be given (and will be deemed to have been duly given upon receipt) by delivery in person, by electronic facsimile transmission, cable, telegram, telex, or other standard forms of written telecommunications, by overnight courier or by registered or certified mail, postage prepaid, if to Seller to:

                          30100 Chagrin Boulevard
                          Suite 100
                          Pepper Pike, Ohio  44124
                          Attention:  President
                          Telecopy:  (216) 595-9093

                 with a copy to:

                          Thompson, Hine and Flory
                          1100 National City Bank Building
                          629 Euclid Avenue
                          Cleveland, Ohio  44114-3070
                          (or if after October 6, 1995,
                          3900 Society Center
                          127 Public Square
                          Cleveland, Ohio  44114-1216)
                          Attention:  Donald H. Messinger
                          Telecopy:  (216)566-5583

                 if to Buyer to:

                          DeVlieg-Bullard, Inc.
                          One Gorham Island
                          Westport, Connecticut  06880
                          Attention:  President William O. Thomas
                          Telecopy:  (203) 221-0780

                 with a copy to:

                          Bass, Berry & Sims
                          First American Center
                          Nashville, Tennessee  37238
                          Attention:  J. Page Davidson
                          Telecopy:  (615) 742-6298
or at such other address for a party as shall be specified by like notice.

                 12.10. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Ohio applicable to agreements made and to be performed wholly within that jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Ohio and of the United States of America, in each case located in County of Cuyahoga, for any Litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any Litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice, or document by U.S. registered mail to its respective address set forth in Section 12.09 shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Ohio or the United States of America, in each case located in Cuyahoga County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum.

                 12.11. Public Announcements. Neither Seller nor Buyer shall make any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld) except as may be required by law. If a public statement is required to be made by law, the parties shall consult with each other in advance as to the contents and timing thereof.

                 12.12. No Third Party Beneficiaries. This Agreement is intended and agreed to be solely for the benefit of the parties hereto and no other party shall accrue any benefit,claim or right of any kind whatsoever pursuant to, under, by or through this Agreement.

                 12.13. Counterparts. This Agreement may be executed in one of more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

                 IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.


                                              ACME-CLEVELAND CORPORATION


                                              By: /s/ D. L. Swift
                                                 ----------------------------
                                                 Name: D. L. Swift
                                                 Title: Chairman

                                              AC INTERMEDIATE COMPANY


                                              By: /s/ D. L. Swift
                                                 ----------------------------
                                                 Name: D. L. Swift
                                                 Title: Chairman



                                              DEVLIEG-BULLARD, INC.


                                              By: /s/ William O. Thomas
                                                 ----------------------------
                                                 Name: William O. Thomas
                                                 Title: President and Chief
                                                         Executive Officer

The undersigned hereby agrees, effective upon the Closing, to be bound by the provisions of the foregoing Agreement applicable to it, including, without limitation, Section 12.02(i).


                                              THE NATIONAL ACME COMPANY


                                              By: /s/ D. L. Swift
                                                 ----------------------------
                                                 Name: D. L. Swift
                                                 Title: Chairman